Exhibit 2.1

TRANSACTION AGREEMENT

DATED AS OF MAY 6, 2018

BY AND BETWEEN

STARBUCKS CORPORATION

AND

NESTLÉ S.A.

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4.15	Taxes	32
4.16	Regulatory Compliance	33
4.17	Anti-Corruption and Sanctions	34
4.18	Intercompany Contracts and Arrangements	35
4.19	No Brokers	35
4.20	Customers	35
4.21	Product Liability	35
4.22	No Other Representations and Warranties	35

Article V Representations and Warranties of Buyer		36

5.01	Organization and Authority of Buyer	36
5.02	Authority of Buyer	36
5.03	No Conflicts; Consents	36
5.04	Sufficiency of Funds	37
5.05	Legal Proceedings	37
5.06	No Brokers	38
5.07	Independent Investigation	38

Article VI Covenants		38

6.01	Conduct of Business Prior to the Closing	38
6.02	Access to Information	39
6.03	Employees and Employee Benefits	40
6.04	Confidentiality	47
6.05	Governmental Approvals and Consents	47
6.06	Books and Records	50
6.07	Efforts of Parties to Close; Further Assurances	50
6.08	Public Announcements	51
6.09	Guarantees and Commitments	51
6.10	Bulk Sales Laws	52
6.11	Transfer Taxes	52
6.12	Indirect Taxes	52
6.13	Straddle Periods	53
6.14	Litigation	53
6.15	Foreign Implementing Agreements	53
6.16	Transition Services Agreement	53

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Article VII Conditions to Closing		54

7.01	Conditions to Obligations of All Parties	54
7.02	Conditions to Obligations of Buyer	55
7.03	Conditions to Obligations of Seller	55

Article VIII Termination		56

8.01	Termination	56
8.02	Effect of Termination	57
8.03	Buyer Termination Fee	57

Article IX Survival; Indemnification		58

9.01	Survival	58
9.02	Indemnification by Seller	59
9.03	Indemnification by Buyer	59
9.04	Indemnification Procedures	60
9.05	Insurance	61
9.06	Calculation of Losses	61
9.07	Exceptions and Limitations on Indemnification	61
9.08	Tax Treatment of Indemnity Payments	62
9.09	Sole and Exclusive Remedy	62

Article X Miscellaneous		62

10.01	Expenses	62
10.02	Notices	63
10.03	Interpretation	64
10.04	Headings	65
10.05	Severability	65
10.06	Entire Agreement	65
10.07	Successors and Assigns	65
10.08	No Third-Party Beneficiaries	65
10.09	Amendment and Modification; Waiver	65
10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	66
10.11	Specific Performance	67
10.12	Counterparts	67

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Exhibits and Annexes
Exhibit A	Form of Master Supply, Distribution and Licensing Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Assignment and Assumption of Lease

Annex A	Agreed Form 8594
Annex B	Transition Services
Annex C	Illustrative Cost Estimate

-iv-

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this Agreement), dated as of May 6, 2018, is entered into by and between Starbucks Corporation, a Washington corporation (Seller), and Nestlé S.A., a société anonyme organized under the laws of Switzerland (Buyer, and together with the Seller, the Parties, and each of the Parties, a Party).

RECITALS

WHEREAS, Seller is engaged in the business of marketing, selling and distributing Starbucks, Starbucks Reserve, Teavana, Seattle’s Best Coffee, VIA and Torrefazione Italia products to consumer packaged goods and foodservice businesses through its channel development business (the Business); provided that it is expressly agreed and understood that the Business shall not include: (a) any sourcing, procurement, development, design, manufacturing, blending, packaging or brand management activities, in each case, conducted by Seller or any of its Affiliates; (b) any other business conducted by Seller; or (c) the Excluded Business;

WHEREAS, subject to the terms and conditions set forth herein, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and liabilities of Seller and its Affiliates, and, in connection therewith at the Closing: (a) Buyer, Seller and their respective Affiliates, if any, will enter into the Master Supply, Distribution and Licensing Agreement in the form attached hereto as Exhibit A (the MSDLA); (b) Buyer (or its applicable Affiliates) and Seller (or its applicable Affiliates) will enter into the Initial Supply and Distribution Agreements; (c) Buyer (or its applicable Affiliates) and Seller (or its applicable Affiliates) will enter into the Initial Trademark License Agreements; and (d) Buyer (or its applicable Affiliates) and Seller (or its applicable Affiliates) will enter into the Transition Services Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the foregoing and also prescribe various conditions to the Closing, in each case, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

Affiliate of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreed Form 8594 has the meaning set forth in Section 2.06.

Agreement has the meaning set forth in the preamble.

Anti-Bribery Law means any applicable Law relating to bribery or corruption, including the (i) U.S. Foreign Corrupt Practices Act, (ii) the Bribery Act of 2010 of the United Kingdom, and (iii) any other anti-bribery or anti-corruption Law applicable to the Business.

Antitrust Laws means applicable supranational, national, federal, state, provincial, local or foreign Laws that are designed to prohibit, restrict, govern or regulate foreign investment or competition, or that are intended to prohibit, restrict, govern or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including, but not limited to, the HSR Act, the Sherman Act of 1890, as amended, Articles 101, 102 and 105 of the Treaty on the Functioning of the European Union, or any rules and regulations promulgated under Article 103 thereto.

Assigned Contracts has the meaning set forth in Section 2.01(a).

Assignment and Assumption Agreement has the meaning set forth in Section 3.02(a)(v).

Assignment and Assumption of Lease has the meaning set forth in Section 3.02(a)(vi).

Assumed Liabilities has the meaning set forth in Section 2.03.

Benefit Plan means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, phantom stock or similar equity-based plan or (c) any other plan, agreement, arrangement, program or policy providing for compensation, employment (but excluding offer letters for at-will employment that do not provide severance benefits), consulting, severance, deferred-compensation, retirement, bonus, incentive, change in control or transaction bonus, retention, vacation, welfare or other benefit arrangement, insurance or hospitalization program (including any self-insured arrangement), flexible benefit plan, cafeteria plan or dependent care plan, medical, dental, vision, prescription, life insurance, post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits, relocation or expatriate benefits, perquisites, fringe benefits or similar plan, agreement, arrangement, program or policy (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by Seller, or its Affiliates, on behalf of any of the Employees of the Business or Employees’ beneficiaries; or (ii) with respect to which Seller has any material liability on behalf of any such Employee or beneficiary; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Benefit Plan.”

Bill of Sale has the meaning set forth in Section 3.02(a)(iv).

Books and Records has the meaning set forth in Section 2.01(f).

Business has the meaning set forth in the recitals.

Business Day means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, Seattle, Washington or Geneva, Switzerland are authorized or required by Law to remain closed for business.

Buyer has the meaning set forth in the preamble.

Buyer Additional Surviving Representations has the meaning set forth in Section 9.01.

Buyer Benefit Plans has the meaning set forth in Section 6.03(f).

Buyer Closing Certificate has the meaning set forth in Section 7.03(d).

Buyer Fundamental Representations means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03(a)(i) and Section 5.06.

Buyer Incentive Plan has the meaning set forth in Section 6.03(e)(ii).

Buyer Indemnified Parties has the meaning set forth in Section 9.02.

Buyer Process Agent has the meaning set forth in Section 10.10(d).

Buyer Termination Fee means $250,000,000.00.

Buyer’s Flex Plan has the meaning set forth in Section 6.03(i).

Claim Notice has the meaning set forth in Section 9.04(a).

Closing has the meaning set forth in Section 3.01.

Closing Date has the meaning set forth in Section 3.01.

Code means the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement means the Mutual Confidentiality Agreement, dated as of February 18, 2016, between Buyer and Seller, as amended, modified and supplemented from time to time.

Contracts means all legally binding contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, purchase orders and other agreements.

Direct Claim has the meaning set forth in Section 9.04(a).

Dollars or $ means the lawful currency of the United States.

Economic Sanctions and Export Controls Laws means any Law relating to the export, transfer or transmission of goods, services, technology, technical data or software, or any Law prohibiting or restricting trade or related economic activity with a foreign market, designated person, group or organization, administered by the U.S. Commerce Department, the U.S. Treasury Department, the U.S. State Department, Global Affairs Canada or other applicable Governmental Authority.

Employee Representative means any works council, recognized union or other “appropriate representative” within the meaning of the Transfer Regulations.

Employees means those individuals employed in, and primarily dedicated to, the Business by Seller and its Affiliates (whether or not actively at work on the Closing Date) and listed on Section 1.01(a) of the Seller Disclosure Schedules, except as otherwise provided in Section 6.03.

Encumbrance means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, attachment, easement, encroachment or other similar encumbrance.

Environmental Law means all federal, state, provincial, local and foreign Laws relating to pollution, protection of the environment (including indoor or outdoor ambient air, surface water, ground water, land, surface or subsurface strata, or natural resources), and protection of human health (including worker health and safety), including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means any trade or business (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller, as defined in Sections 414(b), (c), (m) and (o) of the Code or Section 4001(b)(1) of ERISA.

Estimated Closing Statement has the meaning set forth in Section 2.09.

Estimated Inventory Book Value has the meaning set forth in Section 2.09.

Estimated Purchase Price has the meaning set forth in Section 2.09.

Excluded Assets has the meaning set forth in Section 2.02.

Excluded Business means Seller’s and its Affiliates’ businesses of marketing, selling and distributing: (a) Nespresso-compatible pods and capsules in the United Kingdom and France; and (b) gift packs and origami products in Japan pursuant to the Distribution Agreement by and between Ajinomoto General Foods, Inc. and Starbucks Corporation, dated as of September 18, 2009.

Excluded Liabilities has the meaning set forth in Section 2.04.

Excluded Taxes has the meaning set forth in Section 2.04(c).

FDA has the meaning set forth in Section 4.16(a).

Final Closing Statement has the meaning set forth in Section 2.10(b)(i).

Final Inventory Book Value has the meaning set forth in Section 2.10(b)(i).

Final Purchase Price has the meaning set forth in Section 2.10(b)(i).

Financial Statements has the meaning set forth in Section 4.04(b).

Food Authorities has the meaning set forth in Section 4.16(a).

Foreign Implementing Agreements means the various agreements (and the schedules and exhibits thereto) to be entered into by Buyer, Seller or their respective applicable Affiliates for the purpose of implementing the sale, transfer, conveyance, assignment and assumption, as applicable, of the Purchased Assets and the Assumed Liabilities to Buyer and its applicable Affiliates by Seller and its applicable Affiliates, in the appropriate jurisdictions.

FTC has the meaning set forth in Section 4.16(a).

GAAP means the generally accepted accounting principles in the United States, in effect from time to time.

Governmental Authority means any federal, state, provincial, local, domestic, foreign, national, supranational or multinational government, political subdivision, governmental, trade, regulatory, administrative, competition, antitrust or supervisory agency, body, authority or commission, in each case, in any jurisdiction, or any arbitrator, court or tribunal of competent jurisdiction.

Governmental Order means any order, writ, judgment, injunction, decree, stipulation, determination, decision, direction or award issued, entered by or with any Governmental Authority.

Hazardous Materials means any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Environmental Law.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness of any Person means (i) obligations of such Person for borrowed money, including under any credit agreement or bank line of credit, (ii) obligations of such Person evidenced by bonds, notes, debentures or similar debt instruments, (iii) obligations of such Person with respect to any letters of credit, bankers’ acceptances, performance bonds or surety bonds, in each case, to the extent such instrument is drawn, (iv) obligations for the deferred purchase price of property, assets or services, including under any earn-out, conditional sale agreement, capital lease or other title retention property, (v) all obligations under derivatives, hedges or similar arrangements, including swaps, hedges or similar arrangements relating to interest rate, foreign exchange or other derivatives, (vi) payment obligations of such Person under any guaranty of an obligation of any other Person of the type described in clauses (i) through (v) above, (vii) all accrued interest related to any of the foregoing clauses, and (viii) all prepayment penalties, premiums, breakage costs, fees and other costs and expenses as a result of repayment, related to any of the foregoing clauses.

Indemnified Party has the meaning set forth in Section 9.04.

Indemnifying Party has the meaning set forth in Section 9.04.

Indirect Tax means all VAT, goods and services, excise, sales, use, ad valorem, receipts, or other consumption Taxes, duties or charges, together with all interest, penalties and additions imposed with respect to such amounts.

Initial Closing Statement has the meaning set forth in Section 2.10(a).

Initial Supply and Distribution Agreements has the meaning set forth in the MSDLA.

Initial Trademark License Agreements has the meaning set forth in the MSDLA.

Intellectual Property means any and all of the following in any jurisdiction throughout the world: (a) trademarks, trade dress, service marks, and other indicia of origin, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and database rights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets, inventions (whether or not patentable) and know-how; (d) patents and patent applications; and (e) websites and internet domain name registrations.

Inventory means all inventories of finished goods that are owned by, or held on consignment for the benefit of, the Seller and its Affiliates, in each case, to the extent used in or held for use in the Business.

Inventory Book Value means the book value of the Inventory as of as of 12:01 a.m. (local time wherever applied) on the Closing Date, as determined in accordance with GAAP.

IRS means the United States Internal Revenue Service.

Knowledge of Seller or Seller’s Knowledge means the actual knowledge, after reasonable inquiry of such individual’s direct reports, of those individuals listed on Section 1.01(b) of the Seller Disclosure Schedules.

Law means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law enacted, promulgated or imposed by any Governmental Authority.

Leased Real Property has the meaning set forth in Section 4.08(a).

Leases has the meaning set forth in Section 4.08(a).

Liability means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.

Losses means actual losses, damages, liabilities, deficiencies, claims, assessments, awards, judgments, penalties, interest, costs and expenses (including reasonable attorneys’ fees and expenses and other reasonable out-of-pocket expenses).

Material Adverse Effect means any event, effect, occurrence, change or development (each, an Effect) that is, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of the Business and the rights and services provided to Buyer under or pursuant to this Agreement and the other Transaction Documents, taken as a whole; provided that no Effect resulting from any of the following shall be deemed to constitute or shall be taken into account in determining whether a “Material Adverse Effect” has occurred or been deemed to have occurred for purposes of this Agreement: (i) general global or national economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of, or at the written request of, Buyer; (vi) any action taken after the date of hereof by Buyer or any of its Affiliates, (vii) any changes or proposed changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement or other Transaction Documents, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller or the Business; (ix) any natural or man-made disasters, weather events or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; provided that for purposes of this clause (x) the underlying causes of such failure may be taken into account to the extent not otherwise excluded, except in the case of clauses (i), (ii), (iii), (iv), (vii) or (ix) to the extent any such Effects affects the Business in a materially disproportionate manner as compared to other businesses that participate in the business that the Business operates, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred.

Material Contracts has the meaning set forth in Section 4.06(a).

Material Customer has the meaning set forth in Section 4.20(a).

MSDLA has the meaning set forth in the recitals.

NA Financial Statements has the meaning set forth in Section 4.04(a).

Non-U.S. Employee means each Employee who primarily provides services outside of the U.S.

Notice of Acceptance has the meaning set forth in Section 2.10(b)(i).

Notice of Disagreement has the meaning set forth in Section 2.10(b)(ii).

Outside Date has the meaning set forth in Section 8.01(b)(i).

Permits means all permits, licenses, orders, registrations, franchises, approvals, authorizations, qualifications and consents required to be obtained from a Governmental Authority or under any Law.

Permitted Encumbrances means (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due or delinquent, or which are being contested in good faith and for which appropriate reserves are maintained in accordance with GAAP; (b) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Encumbrances imposed by Law and arising in the ordinary course of business; (c) Encumbrances incurred or deposits, to the extent required to be provided by Law, workers’ compensation, unemployment insurance or other types of social security; (d) Encumbrances under licenses or similar grants relating to Intellectual Property made in the ordinary course of business; (e) with respect to real property, (i) easements, declarations, covenants, rights-of-way, restrictions conditions and other similar Encumbrances which, individually or in the aggregate, do not materially impair the use or value of the applicable real property or materially interfere with the ordinary conduct of the Business; (ii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (iii) Encumbrances not created by Seller that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; (f) Encumbrances deemed to be created by this Agreement or any other Transaction Document; and (g) such other imperfections of title or Encumbrances, if any, that do not materially impair the value of or materially interfere with or prohibit the current use or operation of the relevant asset in the Business.

Person means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Pre-Closing Period means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

Proceeding means any action, bid protest, arbitration, claim, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private), audit, hearing or investigation, in each case, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Property Taxes means any real, personal and intangible ad valorem property Taxes.

Proposed Adjustments has the meaning set forth in Section 2.10(b)(ii).

Public Official means (i) any officer, employee or representative of any Governmental Authority; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any Governmental Authority identified above; and (v) any political party, party official or candidate for political office.

Purchase Price has the meaning set forth in Section 2.05(a)(i).

Purchased Assets has the meaning set forth in Section 2.01.

Purchaser Related Parties has the meaning set forth in Section 8.03.

Qualified Benefit Plan has the meaning set forth in Section 6.03(h).

Release means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

Representative means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, consultants, financial advisors, counsel, accountants and other agents of such Person.

Required Regulatory Approvals has the meaning set forth in Section 7.01(a)(ii).

ROW Financial Statements has the meaning set forth in Section 4.04(b).

Sanctioned Territory means any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions and Export Controls Laws, which countries and territories, as of the date of this Agreement, are the Crimea region, Cuba, Iran, North Korea and Syria.

Seller has the meaning set forth in the preamble.

Seller Additional Surviving Representations has the meaning set forth in Section 9.01.

Seller Closing Certificate has the meaning set forth in Section 7.02(d).

Seller Disclosure Schedules means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

Seller Fundamental Representations means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03(a)(i) and Section 4.19.

Seller Indemnified Parties has the meaning set forth in Section 9.03.

Seller’s Cafeteria Plan has the meaning set forth in Section 6.03(i).

Shared Real Property has the meaning set forth in Section 4.08(b).

Straddle Period means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

Substituted Guarantees has the meaning set forth in Section 6.09(a).

Tangible Personal Property has the meaning set forth in Section 2.01(b).

Target Inventory Book Value means $160,000,000.

Tax Return means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Taxes means all federal, state, provincial, local, foreign and other income, gross receipts, sales, use, value added, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Territories has the meaning set forth in the MSDLA.

Territory Assignee means an Affiliate of Buyer that is tax resident in a Territory and to which, solely in respect of such Territory, Buyer’s rights and obligations under this Agreement, the MSDLA, an Initial Trademark License Agreement or an Initial Supply and Distribution Agreement have been assigned.

Third Party Claim has the meaning set forth in Section 9.04(a).

Trade Programs means any written Contracts with: (i) wholesalers, (ii) retailers, (iii) third-party suppliers of advertising, consumer promotion and other sales promotion materials or (iv) any other Person, regarding offers of special purchase allowances, trade discounts, invoice discounts, or other promotional allowances or concessions, in each case, with respect to the products of the Business; provided that no coupon redemption shall be deemed to be included in the definition of Trade Programs.

Transaction Documents means this Agreement, the MSDLA, the Initial Supply and Distribution Agreements, the Initial Trademark License Agreements, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Lease, the Foreign Implementing Agreements and the other agreements, instruments and documents entered into in connection with the transactions contemplated hereby and thereby and that are required to be delivered at the Closing.

Transfer Date means, for each Employee who receives an offer of employment or who is intended to transfer automatically pursuant to applicable Law pursuant to Section 6.03 of this Agreement, the date on which such Employee’s employment shall transfer to Buyer or its Affiliates, which shall be either the Closing Date or such other date as contemplated by Section 6.03(a), as applicable.

Transfer Regulations means the European Directive 2001/23/EC (as amended), the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) and any equivalent provisions under any applicable Law.

Transfer Taxes shall have the meaning set forth in Section 6.11.

Transferred Employee has the meaning set forth in Section 6.03(a).

Transition Services Agreement has the meaning set forth in Section 6.16.

VAT means any value added Tax, goods and services Tax or similar Taxes, including any value added Tax within the meaning of European Council Directive 2006/112/EC as transposed into the applicable Law of the relevant member state and any other similar turnover Tax in any other relevant non-EU jurisdiction, together with all interest, penalties and additions imposed with respect to such amounts.

Undisclosed Employee has the meaning set forth in Section 6.03(a).

Unresolved Adjustments has the meaning set forth in Section 2.10(c).

Unresolved Balance has the meaning set forth in Section 2.10(c).

USDA has the meaning set forth in Section 4.16(a).

U.S. Antitrust Law means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

U.S. Employee means each Employee who primarily provides services in the U.S.

U.S. Person has the meaning set forth in Section 8.03.

Virtual Data Room means the virtual data room for Project Gallant hosted by Intralinks.

Article II

Purchase and Sale

2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall, or where applicable shall cause its applicable Affiliates to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller and such Affiliates, in each case, free of all Encumbrances (other than Permitted Encumbrances), all of Seller’s and its applicable Affiliates’ right, title and interest in, to and under the following assets, properties and rights of Seller and such applicable Affiliates, as the same shall exist as of the Closing Date (collectively, the Purchased Assets):

(a)	all Contracts that exclusively relate to the Business, including the Contracts set forth on Section 2.01(a) of the Seller Disclosure Schedules, and the Leases (collectively, the Assigned Contracts);

(b)	all furniture, fixtures, equipment, supplies, machinery and other tangible personal property to the extent used, or held for use, exclusively in the Business (the Tangible Personal Property);

(c)	all Leased Real Property;

(d)

all of Seller’s and its Affiliates’ rights under warranties, indemnities, Encumbrances and all similar rights against third parties to the extent related, any other Purchased Assets or any Assumed Liabilities;

(e)	all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees exclusively related to any Purchased Assets or any Assumed Liabilities;

(f)

copies of all books and records, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, sales material and records and marketing and promotional surveys, material and research and all other similar materials that, in each case, exclusively relate to the Business (Books and Records);

(g)

all Permits set forth on Section 2.01(g) of the Seller Disclosure Schedules and any other Permits held by the Seller or its Affiliates that exclusively relate to the Business, any Purchased Assets or any Assumed Liabilities;

(h)

all rights, claims, credits, or causes of action or rights of setoff against third parties, in each case, exclusively relating to any Purchased Assets or any Assumed Liabilities and, in each case, arising after the Closing;

(i)

any insurance proceeds that are actually received from third-party insurance providers arising out of any Loss or casualty with respect to (A) any asset that will be or would be, if held by Seller or its Affiliates on the Closing Date, a Purchased Asset or (B) any Assumed Liability;

(j)	to the extent legally transferrable, copies of all personnel, employee compensation and benefits records and files to the extent relating to Transferred Employees;

(k)	the Inventory;

(l)	all Universal Product Codes for the products of the Business; and

(m)

to the extent not otherwise described in clauses (a) through (l) above, all other assets of the Seller and its Affiliates (other than the Excluded Assets) to the extent used exclusively in or held for use exclusively in the Business.

2.02 Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller and its Affiliates are not selling or assigning, any other assets or properties of Seller or its Affiliates, and all such other assets and properties shall be excluded from the Purchased Assets (the Excluded Assets). Without limiting the foregoing, the Excluded Assets include the following assets, rights and properties of Seller and its Affiliates:

(a)	all cash and cash equivalents, bank accounts and securities of Seller or its Affiliates;

(b)	all Contracts that are not Assigned Contracts;

(c)	all Intellectual Property;

(d)

the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and its Affiliates, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees and any other books and records which Seller and its Affiliates are prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e)	all insurance policies of Seller and its Affiliates and all rights to applicable claims and proceeds thereunder, other than the right to proceeds actually received as described in Section 2.01(i);

(f)	all Benefit Plans and trusts or other assets attributable thereto;

(g)	all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(h)

except as set forth in Section 2.01(h), all rights to any action, suit or claim of any nature available to or being pursued by Seller and its Affiliates, whether arising by way of counterclaim or otherwise;

(i)	all assets, properties and rights used by Seller and its Affiliates in their respective businesses other than the Business;

(j)

all rights and interests of Seller and its Affiliates, which exist in all jurisdictions throughout the world, that are the subject of, are to be granted under, or accrue or will accrue to Seller or its Affiliates under the Transaction Documents, which rights and interests shall be provided to Buyer, if at all, pursuant to the applicable Transaction Documents;

(k)

all accounts receivable, trade receivables, other receivables and other current assets (other than any current assets expressly included in Section 2.01(e) and Section 2.01(k)) of Seller and its Affiliates; and

(l)

all desktop and laptop computers, servers, printers, routers, firewalls, copiers, scanners, telephones, tablets, audio-visual equipment and all other information technology equipment hardware owned by Seller and used in connection with the Business and not located at a Leased Real Property.

2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller and its Affiliates to the extent arising out of or relating to the Business or the Purchased Assets, in each case, on or after the Closing (except as specifically set forth below), other than the Excluded Liabilities (collectively, the Assumed Liabilities), including the following:

(a)	all liabilities and obligations arising under or relating to the Assigned Contracts;

(b)	any liabilities assumed pursuant to Section 6.03;

(c)

all liabilities and obligations for (i) Taxes to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.11;

(d)	all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; and

(e)	all liabilities and obligations of Seller and its Affiliates set forth on Section 2.03(e) of the Seller Disclosure Schedules.

2.04 Excluded Liabilities. Buyer is only assuming the Assumed Liabilities and shall not assume and shall not be responsible to pay, perform or discharge any other liabilities of Seller or any of its Affiliates, including the following liabilities or obligations of Seller and its Affiliates (collectively, the Excluded Liabilities):

(a)

any liabilities or obligations arising out of or relating to Seller’s and its Affiliates’ ownership or operation of the Business and the Purchased Assets prior to the Closing Date, whether arising prior to, at or after the Closing, including in respect of all Proceedings to the extent relating to actions or omissions occurring prior to the Closing;

(b)	any liabilities or obligations relating to or arising out of the Excluded Assets;

(c)

except as provided in Section 6.11, any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any Taxes of Seller or Affiliates of Seller not relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (collectively, Excluded Taxes);

(d)

any liabilities and obligations arising under or related to the Benefit Plans (or to any other benefit plan, including any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any “pension plan” (within the meaning of Section 1 of the Pension Benefits Act (Ontario) or another applicable Law of provincial or federal jurisdiction) or a plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, retiree medical or life plan, any time maintained or contributed to by Seller, its Affiliates or ERISA Affiliates), other than any liabilities assumed pursuant to Section 6.03 (with the exception that liabilities that transfer by operation of article 10(2) of the Transfer Regulations accrued on or prior to the Closing Date shall not be treated as assumed pursuant to Section 6.03);

(e)

any liabilities or obligations of Seller, its Affiliates or ERISA Affiliates (other than any liabilities assumed pursuant to Section 6.03) which relate to (i) the Employees, their beneficiaries or dependents, that arise, are incurred, or in any way relate to the period up to and including the Closing Date, or (ii) any of their other employees or service providers, regardless when they arise or are incurred;

(f)

any liabilities or obligations of Seller or its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(g)	any liabilities or obligations for Indebtedness of Seller and its Affiliates;

(h)	any liabilities or obligations in respect of all accounts payable, trade payables other payables and other current liabilities of Seller and its Affiliates;

(i)

any amount owed (whether payable prior to, at or after the Closing) by Seller or any of its Affiliates to current or former directors, officers, consultants or employees of Seller or any of its Affiliates (including the Employees) as a result of and contingent solely on the consummation of the transactions contemplated by this Agreement, including employee bonuses, change-in-control payments, severance payments or similar payments, and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; and

(j)

any liabilities or obligations relating to coupons relating to the products of the Business issued by Seller and its Affiliates prior to the Closing and all amounts payable under the Trade Programs in respect of the products of the Business sold prior to the Closing Date.

2.05 Purchase Price.

(a)	The aggregate consideration for the Purchased Assets shall consist of:

(i)

the payment by Buyer of an amount equal to $330,000,000, plus, if the Inventory Book Value exceeds the Target Inventory Book Value, the amount by which the Inventory Book Value exceeds the Target Inventory Book Value, or minus, if the Inventory Book Value is less than the Target Inventory Book Value, the amount by which the Inventory Book Value is less than the Target Inventory Book Value (after such adjustment, collectively, the Purchase Price); and

(ii)	the assumption of Assumed Liabilities.

(b)

At the Closing, in accordance with Section 3.02(b)(i), the Estimated Purchase Price shall be paid by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Buyer (which designation shall be made no later than five Business Days prior to the Closing Date).

(c)	The Parties agree that any Indirect Taxes applicable to the consideration referred to above in Section 2.05(a) will be invoiced and paid for as provided for under Section 6.12.

2.06 Allocation of Purchase Price. Seller and Buyer agree to allocate the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes under this Agreement (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes and taking into account any downwards adjustments to the consideration hereunder) by applicable jurisdiction and then among the Purchased Assets within each jurisdiction, and among Seller and the relevant Affiliates of Seller, if any, and among Buyer and the relevant Affiliates of Buyer, if any, in accordance with the methodology in the Agreed Form 8594 (including the attached statements), attached as Annex A to this Agreement (the Agreed Form 8594). Seller will provide an allocation prepared in accordance with the methodology set forth on Annex A to Seller within 30 days after the Closing Date. If within 30 days after Buyer’s receipt of the proposed allocation, Buyer has not objected in writing to such proposed allocation, then such proposed allocation shall become the final allocation of the Final Purchase Price. In the event that Buyer objects in writing within such 30-day period, Seller and Buyer shall negotiate in good faith to resolve the dispute. If Seller and Buyer are unable to reach an agreement within 30 days after Buyer’s receipt of the proposed allocation, then such dispute shall be resolved and the final allocation of the Final Purchase Price shall be determined by an independent, internationally recognized firm of accountants mutually selected by the Parties. Each of Seller and Buyer shall bear all fees and costs incurred by it in connection with the determination of the final allocation, except that the Parties shall each pay half of the fees and expenses of such accounting firm. Seller shall complete IRS Form 8594 in a manner substantially consistent with the Agreed Form 8594 on the basis of the final allocation of the Final Purchase Price determined under this Section 2.06, and shall provide a copy of the complete form to Buyer. Buyer and Seller shall file (or cause to be filed) all federal, state, provincial and local Tax Returns in accordance with the final allocation of the Final Purchase Price determined under this Section 2.06, including filing IRS Form 8594 as completed by Seller, and shall take and cause to be taken no position contrary thereto or inconsistent therewith in any amended return or claim for refund, any examination or audit by any Governmental Authority, or any other proceeding, except to the extent otherwise required by law. The amounts allocated under this Section 2.06 do not include any payment made under the Initial Trademark License Agreements or the Initial Supply and Distribution Agreements; provided that the Effective Date Payment (pursuant to, and as defined in, the MSDLA) shall be disclosed on IRS Form 8594 in the manner provided in the Agreed Form 8594.

2.07 Non-assignable Assets.

(a)

Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset or Assumed Liability would result in a violation of Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement (or an Affiliate of a party to this Agreement), including any Governmental Authority, and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided that subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, for a period of at least 12 months, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.11.

(b)

To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.07, Buyer and Seller shall use commercially reasonable efforts to enter into mutually agreeable arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto, and to otherwise put Seller and Buyer (and their respective Affiliates) in the position they would have been in had such Purchased Asset or Assumed Liability been transferred at the Closing. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under Law, Seller shall hold such Purchased Asset in trust for Buyer and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.07. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any Antitrust Laws, which consent or approval shall be governed exclusively by Section 6.05.

2.08 Withholding Tax. Any payment by Buyer (or any Affiliate of Buyer making a payment) of any amount specified in this Agreement will be paid free and clear of, and without any deduction or withholding on account of or in relation to, any Tax unless and to the extent such deduction or withholding is required by applicable Law, in which case, Buyer (or such Affiliate) will deduct and withhold the amount required to be deducted or withheld under applicable Law from the payment (and shall account to the relevant Governmental Authority for such amount); provided that, if the withholding arises because the payment is made by an Affiliate of Buyer other than a Territory Assignee, to the extent Seller (or Seller’s relevant Affiliate) is not able to fully credit such Tax for U.S. federal (or other applicable jurisdiction) income tax purposes (determined on a with-and-without basis), such Affiliate shall pay to Seller (or Seller’s relevant Affiliate) such additional amount as shall ensure that, after taking account of such deduction or withholding and any reduction in U.S. federal (or other applicable jurisdiction) income tax actually realized by Seller (or Seller’s relevant Affiliate) by crediting or deducting such deduction or withholding for U.S. federal (or other applicable jurisdiction) income tax purposes (determined on a with-and-without basis), Seller (or Seller’s relevant Affiliate) receives the amount it would have received absent the requirement to deduct or withhold. To the extent Buyer (or any Affiliate of Buyer) makes a withholding from a payment of any amount specified in this Agreement, Buyer shall provide Seller with a valid receipt for any such Tax withheld or deducted and any other documents as required by Seller to claim a credit or deduction of such withheld Tax. If the withholding Tax is excluded or the rate thereof is reduced according to the terms of an applicable double Tax treaty or under other applicable Law, no deduction shall be made or a reduced amount shall be deducted if Buyer is timely furnished with necessary documents by Seller, legally required for the application of an exemption or a reduced Tax rate. The Parties agree to take commercially reasonable efforts to cooperate to eliminate or reduce any such deduction or withholding.

2.09 Estimated Purchase Price. At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the Estimated Closing Statement) setting forth Seller’s good faith estimate of the Inventory Book Value (the Estimated Inventory Book Value) and, based thereon, its good faith estimate of the Purchase Price (such estimated amount, the Estimated Purchase Price). Seller shall prepare the Estimated Closing Statement in accordance with this Agreement, GAAP and the principles used to prepare the Financial Statements (in each case, to the extent consistent with GAAP).

2.10 Final Purchase Price.

(a)

Buyer shall, as soon as practicable, and in any event no later than 45 days after the Closing Date, prepare and deliver to Seller a statement (the Initial Closing Statement) setting forth Buyer’s good faith calculation of the Inventory Book Value and, based thereon, its good faith calculation of the Purchase Price. Buyer shall prepare the Initial Closing Statement in accordance with this Agreement, GAAP and the principles used to prepare the Financial Statements (in each case, to the extent consistent with GAAP).

(b)

Seller will be entitled to review the Initial Closing Statement during the 45-day period beginning on the date Buyer delivers the Initial Closing Statement. During such 45-day period, Seller and Seller’s Representatives will be afforded reasonable access to work papers prepared by Buyer or Buyer’s Representatives to the extent they relate to the Initial Closing Statement or to such historical financial information relating to the Initial Closing Statement as Seller may request, and will be entitled to meet with Representatives of Buyer on a mutually convenient basis in order to obtain and discuss such information, subject to Seller’s execution of customary confidentiality letters and release letters reasonably satisfactory to Buyer and its Representatives. Buyer shall use its, and shall cause its Affiliates to use their, commercially reasonable efforts to cause any such Representatives to cooperate with and respond to all reasonable inquiries made by Seller. At or prior to the end of such thirty 45-day period, Seller shall either:

(i)

deliver a notice to Buyer confirming that no adjustments are proposed by Seller to Buyer’s calculation of the Inventory Book Value and, based thereon, the Purchase Price, as set forth on the Initial Closing Statement (a Notice of Acceptance), after which, the Initial Closing Statement and the calculation of the Purchase Price as set forth in the Initial Closing Statement shall be final and binding on the Parties as the Final Inventory Book Value, the Final Closing Statement and Final Purchase Price, respectively; or

(ii)

deliver a written notice to Buyer to the effect that Seller believes that Buyer’s calculation of Inventory Book Value and, based thereon, the Purchase Price, as set forth on the Initial Closing Statement contains mathematical errors or is otherwise not in accordance with the terms of this Agreement (a Notice of Disagreement), and specifying in reasonable detail and accompanied by supporting calculations and documentation, the nature of such mathematical errors or non-compliance with the terms of this Agreement and the resulting adjustments including each specific amount that, in Seller’s view, should be made to the calculation of Inventory Book Value and, based thereon, the Purchase Price in order to comply with this Agreement (collectively, the Proposed Adjustments); provided that any item in the Initial Closing Statement that is not disputed in the Notice of Disagreement shall be final and binding on the Parties for the purposes of determining the Final Inventory Book Value, the Final Closing Statement and Final Purchase Price hereunder;

provided that that if Seller fails to deliver a Notice of Acceptance or a Notice of Disagreement within such 45-day period, then the Initial Closing Statement and the calculation of the Purchase Price as set forth in the Initial Closing Statement shall be final and binding on the Parties as the Final Inventory Book Value, the Final Closing Statement and Final Purchase Price, respectively.

(c)

If there are any Proposed Adjustments, Buyer shall, no later than 30 days after Buyer’s receipt of the Notice of Disagreement, notify Seller whether Buyer accepts or rejects each such Proposed Adjustment; provided that if Buyer fails to notify Seller of its acceptance or rejection of any Proposed Adjustment within such 30-day period, then such Proposed Adjustments shall be deemed accepted by Buyer and the Initial Closing Statement and the calculation of the Purchase Price as set forth in the Initial Closing Statement shall be adjusted for such Proposed Adjustment, together with any Unresolved Adjustments as determined in accordance with this Section 2.10(c), in determining the Final Inventory Book Value, the Final Closing Statement and Final Purchase Price, respectively. Thereafter, Seller and Buyer shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the Unresolved Adjustments, and the aggregate difference between the Parties’ respective calculations of the Purchase Price resulting from the Unresolved Adjustments, the Unresolved Balance) within 30 days after Buyer’s notice to Seller of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either Seller or Buyer, the Unresolved Adjustments will be jointly submitted for arbitration to a mutually agreed nationally recognized firm with accounting expertise and relevant experience in resolving similar purchase price adjustment disputes (the Accounting Firm), and the Parties will enter into an engagement letter if requested by the Accounting Firm. The Parties shall mutually determine the procedures with respect to the resolution of the Unresolved Adjustments; provided that if the Parties do not reach an agreement on such process within 10 Business Days of the engagement of the Accounting Firm, then the Accounting Firm shall, within the subsequent 10 Business Days, unilaterally determine such procedures and inform the Parties in writing of such procedures. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the terms of this Agreement, GAAP and the principles used to prepare the Financial Statements (in each case, to the extent consistent with GAAP); (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 2.10, as applicable, a calculation of the Inventory Book Value and, based thereon, the Purchase Price; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 2.10(c). No Party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or offers made by any Party with respect to the Unresolved Adjustments or otherwise unless expressly agreed to by both Parties in writing. In no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written consent of the other Party. The Accounting Firm shall not be entitled to, and the

Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in Buyer’s Initial Closing Statement or Seller’s Notice of Disagreement, (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments or (D) make any determination of the legal interpretation of this Agreement. The Accounting Firm will be instructed to render, as promptly as practicable and, if at all possible, within 30 days after such submission of the Unresolved Adjustments to the Accounting Firm, its written decision resolving the matters submitted to it, which written decision will include a worksheet setting forth the reason for each Unresolved Adjustment determination, the material calculations used to determine the Accounting Firm’s ruling including the calculation of Inventory Book Value and Final Purchase Price, and the allocation of its fees and expenses. The determination of the Purchase Price by the Accounting Firm and the statement prepared by the Accounting Firm setting forth such determination will, absent manifest error, be final and binding on the Parties as the Final Inventory Book Value, the Final Purchase Price and the Final Closing Statement, respectively, and judgment may be entered upon such determination and statement in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.10(c) shall be borne by Buyer, on the one hand, and Seller, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100, and the written determination of the Accounting Firm states that $80 of the Unresolved Balance is resolved in Buyer’s favor and $20 of the Unresolved Balance is resolved in Seller’s favor, Buyer would bear 20% of the Accounting Firm’s costs and expenses, on the one hand, and Seller would bear 80% of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 2.10 shall be borne by such Party.

(d)

If the Final Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to Seller, by wire transfer of immediately available funds to the account or accounts Seller designates in writing to Buyer, an amount in cash equal to such difference. If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account or accounts Buyer designates in writing to Seller, an amount in cash equal to such difference. In either case, such payment shall be made within five Business Days after the date on which the Final Purchase Price becomes final and binding pursuant to this Section 2.10. If the Final Purchase Price is equal to the Estimated Purchase Price, then neither Party shall be required to make a further payment pursuant to this Section 2.10.

(e)

In addition to the payment made pursuant to Section 2.10(d), concurrently with making such payment (if the payment is to be made by Buyer) or no later than the Business Day following such payment (if the payment is to be made by Seller), Buyer shall pay to Seller, by wire transfer of immediately available funds to the account or accounts Seller designates in writing to Buyer, an amount equal to the Final Inventory Book Value multiplied by 0.125.

(f)	The Parties shall treat any payments made pursuant to this Section 2.10 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Article III

Closing

3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, New York NY 10022, at 8:00 a.m., New York time, on the fifth Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at such time), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing actually occurs is herein referred to as the Closing Date.

3.02 Closing Deliverables.

(a)	At the Closing, Seller shall deliver to Buyer the following:

(i)	the MSDLA, duly executed by Seller and Seller’s applicable Affiliates party thereto, if any;

(ii)	the Initial Trademark License Agreements, duly executed by Seller (or Seller’s applicable Affiliates);

(iii)	the Initial Supply and Distribution Agreements, duly executed by Seller (or Seller’s applicable Affiliates);

(iv)

a bill of sale in the form of Exhibit B hereto (the Bill of Sale), duly executed by Seller (or Seller’s applicable Affiliates), transferring the Tangible Personal Property to Buyer (or Buyer’s applicable Affiliates);

(v)

an assignment and assumption agreement in the form of Exhibit C hereto (the Assignment and Assumption Agreement), duly executed by Seller (or Seller’s applicable Affiliates), effecting the assignment to and assumption by Buyer (or Buyer’s applicable Affiliates) of the Purchased Assets and the Assumed Liabilities;

(vi)

with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D (each, an Assignment and Assumption of Lease), duly executed by Seller (or Seller’s applicable Affiliate);

(vii)	the Transition Services Agreement, duly executed by Seller (or Seller’s applicable Affiliate);

(viii)	the Seller Closing Certificate;

(ix)	if applicable, the Foreign Implementing Agreements, duly executed by Seller (or Seller’s applicable Affiliates); and

(x)	a certificate of non-foreign status duly executed by Seller substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(b)	At the Closing, Buyer shall deliver to Seller the following:

(i)	pursuant to Section 2.05(b) and Section 2.09, the Estimated Purchase Price;

(ii)

pursuant to Section 2.01 of the MSDLA, the Effective Date Payment (as defined therein) by wire transfer of immediately available funds to the account(s) designated by Seller to Buyer no later than five Business Days prior to the Closing Date;

(iii)	the MSDLA, duly executed by Buyer and Buyer’s applicable Affiliates party thereto, if any;

(iv)	the Initial Trademark License Agreements, duly executed by Buyer (or Buyer’s applicable Affiliates);

(v)	the Initial Supply and Distribution Agreements, duly executed by Buyer (or Buyer’s applicable Affiliates);

(vi)	the Bill of Sale, duly executed by Buyer (or Buyer’s applicable Affiliates);

(vii)	the Assignment and Assumption Agreement, duly executed by Buyer (or Buyer’s applicable Affiliates);

(viii)	with respect to each Lease, an Assignment and Assumption of Lease, duly executed by Buyer (or Buyer’s applicable Affiliate);

(ix)	the Transition Services Agreement, duly executed by Buyer (or its applicable Affiliates);

(x)	the Buyer Closing Certificate; and

(xi)	if applicable, the Foreign Implementing Agreements, duly executed by Buyer (or Buyer’s applicable Affiliates).

Article IV

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedules (it being understood that information disclosed in any section of the Seller Disclosure Schedules shall be deemed to be disclosed with respect to any other section of the Seller Disclosure Schedules to which the relevance of such information to such other section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or cross-reference thereto), Seller represents and warrants to Buyer, as of the date hereof, as follows:

4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Washington and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted in all material respects. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02 Authority of Seller. Seller or the applicable Affiliate of Seller (as applicable) has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller or such Affiliate is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller or an Affiliate of Seller is a party, the performance by Seller and its Affiliates of its obligations hereunder and thereunder and the consummation by Seller and its Affiliates of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and its Affiliates. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller or its Affiliates is or will be a party has been duly executed and delivered by Seller or such Affiliate (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller or its Affiliate(s) enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.03 No Conflicts; Consents.

(a)

The execution, delivery and performance by Seller or its Affiliates (as applicable) of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the certificate of incorporation, by-laws or other applicable organizational documents of Seller or such Affiliate; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or its Affiliates, the Business or the Purchased Assets; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to prevent or materially impair or materially delay the ability of Seller or its Affiliates to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement and otherwise comply with and perform their obligations hereunder and under the other Transaction Documents.

(b)

No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or its Affiliates in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for: (i) such filings as may be required under the HSR Act; (ii) the filings or approvals under the other Antitrust Laws set forth in Section 4.03(b)(ii) of the Seller Disclosure Schedules; (iii) the consents, notices or other actions set forth in Section 4.03(b)(iii) of the Seller Disclosure Schedules; and (iv) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not, individually or in the aggregate, reasonably be expected to be material to the Business.

4.04 Financial Information.

(a)

Set forth on Section 4.04(a) of the Seller Disclosure Schedules are the unaudited statements of income of the Business as operated in the U.S. and Canada, for the fiscal years ended September 27, 2015, October 2, 2016 and October 1, 2017 (the NA Financial Statements). Except as disclosed therein and subject to the agreed-upon methodologies used in the preparation thereof (as attached thereto), the NA Financial Statements present fairly, in all material respects, the results of operation of the Business for the respective periods covered thereby. The NA Financial Statements were derived, in all material respects, from the books and records of Seller and its Affiliates, which books and records have been maintained in accordance with reasonable business practices for the purpose of being consolidated into the Seller’s consolidated financial statements for the respective periods that were prepared in accordance with GAAP.

(b)

Set forth on Section 4.04(b) of the Seller Disclosure Schedules are the unaudited statements of income of the Business as operated in all jurisdictions other than the U.S. and Canada for the fiscal years ended September 27, 2015, October 2, 2016 and October 1, 2017 (the ROW Financial Statements and, together with the NA Financial Statements, the Financial Statements). Except as disclosed therein and subject to the agreed-upon methodologies used in the preparation thereof (as attached thereto), the ROW Financial Statements present fairly, in all material respects, the results of operation of the Business for the respective periods covered thereby. The ROW Financial Statements were derived, in all material respects, from the books and records of Seller and its Affiliates, which books and records have been maintained in accordance with reasonable business practices for the purpose of being consolidated into the Seller’s consolidated financial statements for the respective periods that were prepared in accordance with GAAP.

(c)

The Business does not have any liabilities except: (i) liabilities that are Assumed Liabilities, (ii) liabilities that have arisen since October 1, 2017 in the ordinary course of business; (iii) liabilities disclosed on Section 4.04(c) of the Seller Disclosure Schedules; and (iv) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05 Absence of Certain Changes, Events and Conditions.

(a)

Except as expressly contemplated by this Agreement, since December 31, 2017, Seller has operated the Business in the ordinary course of business consistent, in all material respects, with past practice.

(b)

Since December 31, 2017 through the date of this Agreement, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.06 Material Contracts.

(a)

Section 4.06(a) of the Seller Disclosure Schedules lists each of the following Contracts that are primarily used in or related to, or primarily arise out of, the Business, the Purchased Assets or the Assumed Liabilities (together with all Leases, the Material Contracts):

(i)

all Contracts involving aggregate consideration in excess of $2,000,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or on less than 90 days’ notice;

(ii)

any Contract with (A) any supplier of goods or services that has resulted in or that Seller expects to result in expenditures by the Business of more than $1,000,000 in 2017 or 2018 or (B) any customer that has resulted in or that Seller reasonably expects to result in sales by the Business of more than $2,000,000 in 2017 or 2018;

(iii)

any Contract related to the Business with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities or any other Contract providing for commissions, in each case, that has resulted in or that Seller reasonably expects to result in expenditures by the Business of more than $1,000,000 in 2017 or 2018;

(iv)	all Contracts that relate to the sale of any of the Purchased Assets, other than Inventory and Tangible Personal Property in the ordinary course of business, for consideration in excess of $1,000,000;

(v)

all executory Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $2,000,000;

(vi)	except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $1,000,000;

(vii)	all Contracts relating to the placing of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets;

(viii)	any lease for tangible personal property providing for rental payments in excess of $1,000,000 in any fiscal year or $5,000,000 in the aggregate;

(ix)	any Contract that expressly limits, in any material respect, the freedom of the Business to compete with any Person or in any geographical area;

(x)	any commitment to make any material capital expenditures to the extent binding on the Business;

(xi)	any Contract relating to any joint venture, partnership, strategic alliance, profit sharing or similar relationship;

(xii)

any Contract that contains a “most favored nation”, exclusivity, right of first offer, right of first refusal, requirements, “take or pay”, termination fee or similar provision, which, in each case, cannot be cancelled without penalty or on less than 90 days’ notice;

(xiii)	all collective bargaining agreements or Contracts with any labor organization, union or association;

(xiv)	any Contract which materially restricts the use of Intellectual Property; and

(xv)	all Contracts, the loss or termination of which would be reasonably likely to have a Material Adverse Effect.

(b)

Seller has provided to Buyer a true and correct copy of each of the Material Contracts. Except as would not be material to the Business, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Seller or its Affiliates, enforceable against such party and, to Seller’s Knowledge, binding on and enforceable against any other party thereto, in accordance with its terms. Except as would not be material to the Business, neither the Seller, nor its Affiliates, nor, to Seller’s Knowledge, any other party to a Material Contract is in breach of, or default under, any Material Contract in any material respect.

4.07 Title to Assets; Sufficiency of Assets.

(a)

Seller or one of its Affiliates has good and valid title to, a valid leasehold interest in or the legal right to use all Purchased Assets to be transferred to Buyer at the Closing, free and clear of Encumbrances except for Permitted Encumbrances.

(b)

Assuming the receipt of the consents, approvals, Permits, Governmental Orders, declarations or filings referred to in Section 4.03(b)(i), Section 4.03(b)(ii) and Section 4.03(b)(iii), the Purchased Assets together with (i) the Employees transferred or made available to Buyer and its Affiliates pursuant to this Agreement and (ii) the rights and services provided to Buyer under or pursuant to this Agreement and the other Transaction Documents (after giving effect to Section 2.07) will, as of the Closing, comprise, in all material respects, all of the assets, rights, properties and services that are necessary for the continued operation of the Business immediately following the Closing Date in substantially the same manner as the Business is being operated as of the date hereof.

4.08 Real Property.

(a)

Section 4.08(a) of the Seller Disclosure Schedules sets forth all real property leased by Seller or its Affiliates and exclusively used in connection with the Business (collectively, the Leased Real Property) and all leases relating thereto (collectively, the Leases). Neither Seller nor any of its Affiliates owns any real property that is exclusively used in connection with the Business.

(b)

Section 4.08(b) of the Seller Disclosure Schedules sets forth all real property owned or leased by Seller or its Affiliates and used in connection with the Business, other than the Leased Real Property (collectively, the Shared Real Property).

(c)

Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, neither Seller nor any of its Affiliates has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property or the Shared Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters affecting the ability to operate the Leased Real Property or the Shared Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property or the Shared Real Property has been damaged or destroyed by fire or other casualty.

4.09 Intellectual Property.

(a)

To Seller’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person in the jurisdictions in which the Business is conducted, and, except as would not materially affect the operation of the Business by Buyer in substantially the same manner as is operated as of the date hereof, no such infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person has been alleged against Seller related to the Business in writing; and (ii) except as would not materially affect the operation of the Business by Buyer in substantially the same manner as is operated as of the date hereof, no Person is infringing, misappropriating or otherwise violating any Intellectual Property material to the operation of the Business. There are no settlements, injunctions, forbearances to sue, consents, coexistence agreements, judgments, or orders to which Seller is a party or is otherwise bound, which materially restrict the rights of Seller to use or license for use any Intellectual Property used in the Business.

(b)

Seller has taken all commercially reasonable steps necessary to protect and preserve trade secrets and other confidential information used in the Business. Seller has taken all commercially reasonable steps necessary to comply with all of its duties to protect the confidentiality of information provided to Seller by any Person in connection with the Business. Seller has obtained from each current and former employee, consultant and other independent contractor who was or is materially involved in the performance of material work in connection with the Business agreements requiring non-disclosure of confidential information and trade secrets and assigning all Intellectual Property invented, designed, developed or created by them to Seller. To Seller’s Knowledge, such agreements are valid and enforceable, and none of those current or former employees, consultants or other independent contractors have violated any of those agreements.

(c)	To Seller’s Knowledge, all information technology systems used in the conduct of the Business as currently conducted are reasonably adequate for the operation thereof.

4.10 Legal Proceedings; Governmental Orders.

(a)

There are no Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller or any of its Affiliates relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller or its Affiliates (as applicable) would be material to the Business, and since September 27, 2015, there have been no such Proceedings.

(b)	There are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Business, the Purchased Assets or the Assumed Liabilities.

4.11 Compliance With Laws; Permits.

(a)

Seller and its Affiliates are, and since September 27, 2015, have been in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. Since September 27, 2015, neither Seller nor any of its Affiliates has received any written notice from a Governmental Authority alleging that it is not in material compliance with any Law applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)

All material Permits required for Seller and its Affiliates to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and its Affiliates and are valid and in full force and effect, and Seller and its Affiliates have timely applied for all renewals of such Permits as may be necessary for the continued operation of the Business.

4.12 Environmental Matters.

(a)

Since September 27, 2015 to Seller’s Knowledge, the operations of Seller and its Affiliates with respect to the Business and the Purchased Assets have been in compliance in all material respects with all Environmental Laws.

(b)	Since September 27, 2015, to Seller’s Knowledge, there has been no material Release of Hazardous Materials in contravention of Environmental Law at, on, to, from, or under the Leased Real Property.

(c)	The representations and warranties set forth in this Section 4.12 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

4.13 Employee Benefit Matters.

(a)

Section 4.13(a) of the Seller Disclosure Schedules sets forth a list of each material Benefit Plan. Seller has made available to Buyer a copy of the plan document, summary plan description, or summary of each such Benefit Plan and a copy of the most recent favorable determination letter for each such Benefit Plan that is a defined contribution plan and is intended to be qualified under Section 401(a) of the Code.

(b)

Neither the Seller, nor any Affiliate, nor any ERISA Affiliate has, at any time within the past 6 years), with respect to the Business or Employees sponsored, maintained, administered, contributed to or had any liability with respect to a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “pension plan” (within the meaning of Section 1 of the Pension Benefits Act (Ontario) or another applicable Law of provincial or federal jurisdiction) or a plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(c)

No material Proceeding has been asserted, instituted, or, to Seller’s Knowledge, threatened against any of the Benefit Plans (other than routine claims for benefits and appeals of such claims) by any Employee.

(d)

Each Benefit Plan has been maintained and operated in all material respects (i) in accordance with its terms and (ii) in compliance in form and operation with the applicable provisions of ERISA, the Code, and all other applicable Laws (including requirements for tax-favored treatment intended for such plan or applicable to plans of its type).

(e)

The consummation of the transactions contemplated hereby will not accelerate the time of payment or vesting or materially increase the amount, or require the funding, of compensation or benefits due to any Employee under any Benefit Plan or result in any excess parachute payments (as defined in Code §280G (without regard to subsection 280G(b)(4))).

(f)

Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter (or the prototype plan on which it is based has received an opinion letter) from the IRS as to its qualification status under the Code, and nothing has occurred since the date of any such determination letter that would reasonably be expected to result in any material Tax or penalty.

(g)

No Benefit Plan provides health and welfare benefits beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(h)

Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder.

4.14 Employment Matters.

(a)

Seller is not a party to or bound by any collective bargaining agreement covering, and there are no labor unions, works councils or other organizations representing, any Employee. There has been no labor union organizing campaigns, petitions or other union organizing activities seeking recognition of a collective bargaining unit relating to any Employee. No strike, slowdown, picketing, work stoppage or concerted refusal to work overtime has occurred or has been threatened in writing between Seller or any of its Affiliates, on the one hand, and any Employee, on the other hand, except for such disputes with individual employees arising in the ordinary course of business.

(b)

With respect to the Business, Seller and its Affiliates are and since February 28, 2015 have been in compliance in all material respects with all applicable Laws pertaining to the employment of its Employees, including all such Laws relating to employment and employment practices, terms and conditions of employment, compensation, benefits, collective bargaining, wages and hours, the classification of personnel (including employees versus independent contractors and employees as exempt versus non-exempt) for all purposes, harassment, discrimination, health and safety, immigration, workers’ compensation and unemployment compensation.

(c)

With respect to the Business, there have not been any material controversies, grievances or Proceedings initiated, negotiated or litigated with Seller or any of its Affiliates by any of the Employees, former employees or beneficiaries of employees (current or former) with respect to their employment or benefits incident thereto, or by any Governmental Authority, including harassment and discrimination claims, wage and hour claims, and claims arising under workers’ compensation Laws, which are currently pending or have been resolved since February 28, 2015, which would reasonably be expected to result in, or have resulted in, any material Liability, and, to Seller’s Knowledge, no such material controversy, grievance or Proceeding has been threatened that would reasonably be expected to result in any material Liability.

(d)

Neither Seller nor its Affiliates have implemented any plant closing or layoff of employees that has triggered the application of, or that was not in compliance with, the Worker Adjustment and Retraining Notification Act, or any similar foreign, state, provincial or local Laws with respect to employees of the Business.

(e)

Seller has made available a list (which may be anonymized to the extent necessary to comply with applicable data privacy laws) setting forth, for each Employee as of May 2, 2018, such employee’s name or employee identification number, title, job location, employer, hire date, full- or part-time status, active or on leave status (and, if on leave, the nature of the leave and the expected return date), exempt or non-exempt status under the Fair Labor Standards Act (if applicable), annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity for each Employee. Fifteen days prior to the Closing Date, Seller will provide Buyer with a revised version of the foregoing list, updated as of such date (or as of such nearest earlier date as may be reasonably practicable).

4.15 Taxes.

(a)

Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Purchased Assets and the Business required to be filed by Seller and all such Tax Returns are correct and complete in all material respects. Seller has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return with respect to the Purchased Assets or the Business other than extensions of time to file Tax Returns obtained in the ordinary course of business. There are no material Encumbrances for Taxes upon any of the Purchased Assets other than Permitted Encumbrances. Seller has complied in all material respects with applicable Laws relating to the withholding, depositing or reporting of Taxes and all associated record keeping requirements, in each case with respect to Purchased Assets, the Business and the Assumed Liabilities.

(b)

No entity transferring a “U.S. real property interest” (as that term is defined in Section 897(c) of the Code) under this Agreement is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

4.16 Regulatory Compliance.

(a)

Since September 27, 2015, Seller and its Affiliates and all products manufactured or marketed or sold by them in the Business have complied and are in compliance in all material respects with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations, standards, guidances and requirements adopted by the U.S. Food and Drug Administration (the FDA) thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the USDA), all applicable statutes enforced by the U.S. Federal Trade Commission (FTC) and the applicable FTC regulations and requirements and any applicable requirements established by any Governmental Authority responsible for regulating the products of the Business (together with the FDA and the USDA, collectively, the Food Authorities), and (ii) all terms and conditions imposed in any Permits granted by any Food Authority. The foregoing includes, but is not limited to, compliance in all material respects with any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, requirements relating to food contact substances, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements, export and import requirements and shelf-life requirements.

(b)

Except as would not, individually or in the aggregate, be expected to be material to the Business, none of (i) Seller or any of its Affiliates with respect to the Business, any product of the Business or the facilities in which the products of the Business are manufactured, processed, packaged or held or (ii) with respect to the products of the Business, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the products, is subject to, or since September 27, 2015 has received or been subject to, (A) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA alleging or asserting material noncompliance with any legal requirement, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or any other Food Authority or (B) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority.

(c)

Except as would not, individually or in the aggregate, be expected to be material to the Business, since September 27, 2015, none of (i) Seller or its Affiliates with respect to the Business, or (ii) the Persons that manufacture, process, package, supply ingredients for or distribute the products of the Business, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any product of the Business. Except as would not, individually or in the aggregate, be expected to be material to the Business, since September 27, 2015, no products of the Business have been subject to any recalls, withdrawals, product corrections, product removals, detentions or seizures or similar action and there are no facts or circumstances which are reasonably likely to cause (A) the recall, market withdrawal or replacement of any product of the Business sold or intended to be sold or (B) as a result of regulatory action, (C) a material change in the labeling of any such products or (D) a termination or suspension of the marketing of such products.

(d)

Except as would not, individually or in the aggregate, be expected to be material to the Business, since September 27, 2015, neither Seller nor any of its Affiliates with respect to the Business has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth by other Governmental Authorities having competent jurisdiction over the Business. Except as would not, individually or in the aggregate, be expected to be material to the Business, since September 27, 2015, none of Seller, any of its Affiliates or, to Seller’s Knowledge, any officer, employee or agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. § 335a(b) or any similar applicable Laws, in each case with respect to the Business. Except as would not, individually or in the aggregate, be expected to be material to the Business, since September 27, 2015, Seller has not received written notice of any pending or threatened Proceeding from the Food Authorities or any other Governmental Authority having competent jurisdiction over the Business alleging that any operation or activity of Seller, its Affiliates, or the Business is in material violation of the Federal Food, Drug, and Cosmetic Act, as amended, or the applicable regulations, standards, guidances and requirements adopted by the FDA thereunder, any other applicable Law or the respective counterparts thereof promulgated by applicable state Governmental Authorities or Governmental Authorities outside of the United States having competent jurisdiction over the Business.

4.17 Anti-Corruption and Sanctions

(a)

Since August 31, 2013, none of Seller or its Affiliates, nor to Seller’s knowledge, any of its or their respective Representatives with respect to the Business has taken any action in violation of any applicable Anti-Bribery Law. Seller and its Affiliates, with respect to the Business, have instituted and maintain and enforce policies and procedures reasonably designed to promote and ensure compliance with the Anti-Bribery Laws.

(b)

Seller and its Affiliates, with respect to the Business, are in compliance in all material respects with all applicable Economic Sanctions and Export Controls Laws. Since August 31, 2013, neither Seller nor any of its Affiliates has, with respect to the Business, engaged in business with: (i) organizations or individuals named on the Specially Designated Nationals and Blocked Persons List with whom and with which U.S. Persons may not transact business (found at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx); or (ii) a Person that is part of a government of a Sanctioned Territory, in each case, except where such business would not result in a breach of applicable Economic Sanctions and Export Controls Law.

4.18 Intercompany Contracts and Arrangements. Except for the other Transaction Documents and the services to be provided under the Transaction Documents, there are no intercompany accounts, Contracts, services, support or other arrangements relating to the Business between or among Seller or any of its Affiliates, or any other business of Seller or its Affiliates.

4.19 No Brokers. No broker, finder, financial advisor, investment bank or other intermediary is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by the Transaction Documents from or on behalf of Seller or its Affiliates.

4.20 Customers.

(a)

Section 4.20(a) of the Seller Disclosure Schedules sets forth a true and correct list of the 10 largest customers of the consumer packaged goods portion of the Business and the 20 largest customers of the foodservice portion of the Business (each, a Material Customer) during fiscal year ended September 27, 2017, as measured by dollar volume of payments to the Seller and its Affiliates during such period.

(b)

To the Knowledge of Seller, since September 27, 2017, there has been (i) no material adverse change in the business relationship, or any material dispute, between Seller or its Affiliates and any Material Customer, (ii) no material change in any material term or condition of any Contract between Seller or its Affiliates and any Material Customer, and (iii) no indication that any Material Customer intends to reduce its purchases from the Business or that any Material Customer intends to terminate, not renew, or materially amend the terms and conditions of any Contract with Seller or its Affiliates.

4.21 Product Liability. Except as would not, individually or in the aggregate, be expected to be material to the Business, (i) neither the Seller nor any of its Affiliates has made any express product warranties in connection with the sale of its products of the Business in the past three years, except for any warranties that no longer legally bind the Seller or its Affiliates or in the ordinary course of business consistent with past practice, and (ii) neither the Seller nor any of its Affiliates has received in the past three years any written notice of any claim against it alleging any material breach of any express or implied warranty or guaranty by the Seller or its Affiliates as to goods or services sold by the Seller or its Affiliates on behalf of the Business, other than individual warranty claims incurred in the ordinary course of business, consistent with past practice.

4.22 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Seller Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or otherwise made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby, including the Virtual Data Room) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from Law or otherwise.

Article V

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller, as of the date hereof, as follows:

5.01 Organization and Authority of Buyer. Buyer is a société anonyme duly organized, validly existing and in good standing under the Laws of Switzerland.

5.02 Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.03 No Conflicts; Consents.

(a)

The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer or its Affiliates to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement and otherwise comply with and perform their obligations hereunder and under the other Transaction Documents.

(b)

No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except: (i) such filings as may be required under the HSR Act; (ii) the filings or approvals under the other Antitrust Laws set forth in Section 4.03(b)(ii) of the Seller Disclosure Schedules; and (iii) for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer or its Affiliates to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement and otherwise comply with and perform their obligations hereunder and under the other Transaction Documents.

5.04 Sufficiency of Funds. Buyer has, and will have at Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and the Effective Date Payment (pursuant to, and as defined, in the MSDLA) and consummate the transactions contemplated by this Agreement, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any other Person.

5.05 Legal Proceedings.

(a)

There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Transaction Documents, or which if determined against Buyer would reasonably be expected to prevent or materially impair or materially delay the ability of Buyer or its Affiliates to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement and otherwise comply with and perform their obligations hereunder and under the other Transaction Documents.

(b)

There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against Buyer which would reasonably be expected to prevent or materially impair or materially delay the ability of Buyer or its Affiliates to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement and otherwise comply with and perform their obligations hereunder and under the other Transaction Documents.

5.06 No Brokers. No broker, finder, financial advisor, investment bank or other intermediary is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by the Transaction Documents from or on behalf of Buyer or its Affiliates.

5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, and acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Seller Disclosure Schedules) and of Seller and its applicable Affiliates in the other Transaction Documents; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Seller Disclosure Schedules) and the other Transaction Documents. Buyer acknowledges that, once the Closing occurs, Buyer shall acquire the Purchased Assets without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article IV of this Agreement or in the other Transaction Documents. Buyer acknowledges that, except for the representations and warranties contained in Article IV and in the other Transaction Documents, neither Seller nor any other person has made, and Buyer has not relied on any other express or implied representation or warranty, whether written or oral, by or on behalf of Seller. Buyer acknowledges that neither Seller nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty, including with respect to accuracy or completeness, regarding pro-forma financial information, financial models or modeling tools, budgets, financial projections or any other forward-looking statements with respect to the Business or generated by any of Seller, its Affiliates or Representatives, and Buyer will make no claim with respect thereto.

Article VI

Covenants

6.01 Conduct of Business Prior to the Closing. From the date hereof until the earlier of Closing or termination of this Agreement in accordance with Article VIII, except as (w) otherwise expressly provided in this Agreement, (x) set forth in Section 6.01 of the Seller Disclosure Schedules, (y) required under Law or (z) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Affiliates to, (a) conduct the Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers and others having relationships with the Business and (b) not (other than in the ordinary course of business consistent with past practice):

(i)	sell or otherwise dispose of any of the Purchased Assets, except for any Purchased Assets having an aggregate value of less than $1,000,000, individually, or $2,500,000, in the aggregate;

(ii)	cancel or compromise any debt or claims or amend, terminate, release or waive any material rights constituting Purchased Assets;

(iii)	impose any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(iv)

enter into any Contract that would constitute an Assigned Contract with an annual value in excess of $2,000,000 (if entered into prior to the date of this Agreement) or amend, modify or terminate any Assigned Contract with an annual value in excess of $2,000,000;

(v)

grant any increase in the base salary or wages, bonus opportunity, or an increase in any other benefits payable to any Employee, in each case, except (i) an increase in base salary or wages in the ordinary course of business consistent with past practice, (ii) as required by Law, or (iii) as required by the terms of any existing Contract or Benefit Plan;

(vi)	terminate the employment of (other than for cause), transfer, re-assign or otherwise remove out of the Business any Employee;

(vii)

hire, transfer, re-assign or otherwise add to the Business any Employee having the title of Director or more senior, except in order to replace an Employee whose employment has terminated for any reason;

(viii)	make or commit to make any capital expenditure which binds the Business following the Closing in excess of $500,000, individually, or $1,000,000, in the aggregate; or

(ix)	resolve or enter into any Contract or agree to do any of the foregoing.

6.02 Access to Information. From the date hereof until the earlier of Closing or termination of this Agreement in accordance with Article VIII and subject to compliance with all applicable Antitrust Laws, Seller shall: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data exclusively related to the Business; and (b) furnish Buyer and its Representatives with such financial, operating and other data and information exclusively related to the Business as Buyer or any of its Representatives may reasonably request; provided that any such access shall be limited to normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to such individual as Seller shall designate in writing from time to time. In furtherance of the foregoing, Seller shall, not later than 10 Business Days before the Closing: (i) deliver a list of all current Trade Programs to Buyer; and (ii) supplement or amend (by written notice to Buyer) Section 2.01(a) of the Seller Disclosure Schedules with respect to any matter arising or discovered after the date of this Agreement that, if existing, occurring or known at or prior to the date of this Agreement, should have been set forth or described in such Section 2.01(a) of the Seller Disclosure Schedules; provided that the obligation to provide such list of Trade Programs or to supplement or amend Section 2.01(a) of the Seller Disclosure Schedules shall not be deemed to be a condition to Closing, nor any failure thereof give rise to any breach of any representation, warranty, covenant or agreement by Seller (or any related claim for indemnification). Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information or afford access to Buyer if such disclosure or access would, in Seller’s sole discretion be reasonably likely: (x) result in the disclosure of information that is competitively sensitive in relation to, or constitutes trade secrets of, Seller and its businesses (including the Business); (y) jeopardize any attorney-client, attorney work-product or other applicable privilege; or (z) contravene any Law, fiduciary duty or Contract to which Seller or its Affiliates is a party. Prior to the Closing, without the prior written consent of Seller (which may granted Seller’s sole discretion), Buyer shall not contact any suppliers to, or customers of, the Business, and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

6.03 Employees and Employee Benefits.

(a)

Except as otherwise provided herein, Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on, and subject to the occurrence of, the Closing Date, to all Employees whose employment does not otherwise transfer to Buyer or its Affiliate by operation of Law, for U.S. Employees such offer shall be made 15 days before the Closing Date (or such longer period of time before the Closing Date as shall be required in order to comply with any applicable collective labor contract or applicable Laws) and for Non-U.S. Employees whose employment does not transfer by operation of Law such offer shall be made no later than 30 days after the Closing Date (or, if later, immediately following the date on which the Buyer becomes aware that the Non-U.S. Employee has not transferred by operation of Law), in each case, including Employees who are absent due to vacation, family leave, or other approved leave of absence, on terms and conditions that are consistent with the requirements of this Section 6.03 and applicable Law; provided that any such Employee absent due to short-term (including parental leave) or long-term disability or workers’ compensation leave (collectively, Employees on Disability Leave) so presents himself or herself within the earlier of 2 years following the date that he or she incurred such injury or disability or the first anniversary of the Closing Date. Each Employee whose employment transfers to Buyer or its Affiliate by operation of Law and each Employee who accepts such employment shall be a Transferred Employee. Each

Employee on Disability Leave who accepts such offer and actually returns to work not later than the earlier of 2 years following the incurrence of such injury or disability or the first anniversary of the Closing Date shall become a Transferred Employee effective as of the date of such return. The date of such return shall be considered the Transfer Date of each such Employee on Disability Leave, and the Closing Date shall be considered the Transfer Date for each other Transferred Employee. Without limiting the generality of the foregoing, Buyer shall assume, or shall cause an Affiliate of Buyer to assume, in accordance with applicable Law, the employment of each Non-U.S. Employee whose employment transfers to Buyer or any of its Affiliates as a result of the transactions contemplated by this Agreement pursuant to the Transfer Regulations or any similar applicable non-U.S. Law, as of or immediately following the Closing, as if originally made between the Buyer or its relevant Affiliate and the relevant Non-U.S. Employee. If the Buyer or the relevant Buyer Affiliate fails to make an offer of employment to any Employee on the terms set out in this Section 6.03, or the Buyer or Buyer Affiliate makes any substantial change in working conditions to the material detriment of any Non-U.S. Employee subject to the Transfer Regulations or any similar applicable non-U.S. Law, the Buyer shall indemnify the Seller for any and all losses, damages, costs (including legal costs reasonably incurred) and expenses (including Taxes), in each case of any nature whatsoever suffered or incurred by the Seller arising out of the termination of employment of any such Employee or Non-U.S. Employee, as applicable. If any person not designated as an Employee asserts or establishes that his or her employment has transferred to the Buyer or a Buyer Affiliate pursuant to the Transfer Regulations (an Undisclosed Employee) upon Closing, the Buyer or a Buyer Affiliate shall, within 14 Business Days of being so informed either by the Undisclosed Employee or by the Seller (whichever is the earlier) inform the Seller whether or not the Buyer wishes to employ the Undisclosed Employee. If the Buyer does not wish to employ the Undisclosed Employee, the Seller shall within 14 Business Days of being so informed be entitled at its absolute discretion to offer employment to the Undisclosed Employee. If such offer is not made within that 14 Business Day period or such offer is made and not accepted by the Undisclosed Employee, the Buyer or the relevant Buyer Affiliate shall be entitled to terminate the Undisclosed Employee’s employment and if it does so within 30 Business days thereafter shall be indemnified by the Seller for any and all losses, damages, costs (including legal costs reasonably incurred) and expenses (including Taxes), in each case of any nature whatsoever suffered or incurred by the Buyer or any Buyer Affiliate arising from the employment or alleged employment of such Undisclosed Employee pursuant to the Transfer Regulations from the date of the transfer or alleged transfer of their employment, including, without limitation, arising out of the termination of employment of such Undisclosed Employee. With respect to any Non-U.S. Employee subject to the Transfer Regulations or any similar applicable non-U.S. Law, and except where permitted pursuant to such Transfer Regulations or applicable non-U.S. Law, Buyer and its Affiliates shall not propose any changes to such Non-U.S. Employee’s working conditions or terms and conditions of employment or otherwise take any action (including any communication with any Non-U.S. Employee or Employee Representative) that might cause such Non-U.S. Employee to resign prior to the Closing. With respect to Non-U.S. Employees, Buyer shall, or shall cause an Affiliate of Buyer to, (x) provide Seller with such information and assistance at such times as that Party may reasonably request which may be reasonably necessary for it or any of its Affiliates to comply with any legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) to provide information to or consult with Employees, a relevant trade union or works council or any other employee representatives, in connection with the transactions contemplated by this Agreement and (y) at the reasonable request of Seller, cooperate in preparation for any information, negotiation and/or consultation process which Seller undertakes with Employees or their representatives in connection with the transactions contemplated by this Agreement. The Parties acknowledge that the outcome of the consultation procedure with the competent works council in the Netherlands, and any other relevant consultation procedure where such an outcome is required by local Law, should still be able to have a meaningful impact on the transactions contemplated by this Agreement. For the avoidance of doubt, any Liability arising out of any act or omission by the Seller or any Seller Affiliate on or before the Transfer Date in relation to the employment of any Non-U.S. Employee (or relating to the employment or termination of employment of any Undisclosed Employee), where such liability transfers or is alleged to transfer to the Buyer or a Buyer Affiliate pursuant to the Transfer Regulations shall not be treated as assumed by the Buyer or a Buyer Affiliate hereunder and shall constitute an Excluded Liability hereunder.

(b)

Notwithstanding anything to the contrary in this Agreement, with respect to the individuals employed in the Business by Seller and its Affiliates (whether or not actively at work on the Closing Date) listed on Section 6.03(b) of the Seller Disclosure Schedules, Seller shall have the right to reassign: (i) two individuals on such list in the EMEA Foodservice division; and (ii) subject to the written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed), such other individuals on such list as are, in each case, selected in the good faith discretion of Seller so that such individuals do not become Transferred Employees upon the Closing and with respect to periods on and after Closing shall not constitute Employees hereunder; provided that Seller notifies Buyer of such reassignment no less than 30 days prior to the Closing; and provided further that, Buyer will not be in breach of any obligation to make an offer of employment to any such individuals as otherwise contemplated by this Section 6.03. For avoidance of doubt, Buyer shall be permitted to make offers of employment prior to Closing to the Employees located in the UK. In addition, Buyer and Seller shall consult in good faith, commencing no later than twenty (20) days after the date of this Agreement regarding the possible addition to the list of Employees of individuals employed by Seller or its Affiliates in research and development projects related to the Business.

(c)

Subject, and in addition, to the requirements imposed by local Law, without limiting the generality of the foregoing, for at least 12 months following the Closing, Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee as of his or her respective Transfer Date with: (i) base salary or hourly wages which are at least equal to the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target cash bonus opportunities, if any, which are at least equal to the target cash bonus opportunities provided by Seller immediately prior to the Closing; and (iii) other employee benefits (except as provided in Section 6.03(d)) that are substantially similar to those provided by Buyer to newly hired similarly situated employees of Buyer or its Affiliates. Seller and its Affiliates shall pay to any Transferred Employee the portion of any accrued annual bonus compensation for the calendar year of Closing in respect of each Transferred Employee which is attributable (on a pro-rata basis) to the period ending on the Closing Date in a manner consistent with the applicable Seller annual bonus plan to which the relevant annual bonus accrual relates; provided that Seller and its Affiliates shall treat any individual performance requirement as having been satisfied.

(d)

Subject, and in addition, to the requirements imposed by local Law, in the event of termination of the employment of any Transferred Employee by Buyer or any of its Affiliates (other than for cause), on or during the 12 month period following, the Closing, Buyer shall provide, or shall cause Buyer’s Affiliates to provide, the Transferred Employee with severance pay and benefits no less favorable than the greater of the severance pay and benefits to which the Transferred Employee (i) would have been entitled under any applicable severance plan, policy, practice, or arrangement of Seller immediately prior to the Closing as described in Section 6.03(d) of the Seller Disclosure Schedules, or (ii) is entitled under any severance plan, policy, practice or arrangement of Buyer or any of its Affiliates in which such Transferred Employee participates or is applicable to such Transferred Employee on the actual date of termination of the Transferred Employee’s employment. Notwithstanding the foregoing and any term in Seller, Buyer or their Affiliates severance plans, policies or arrangements, Buyer or its Affiliates may make any severance payment to a Transferred Employee contingent upon such Transferred Employee executing and delivering a market customary release of general claims in a form satisfactory to Buyer or its Affiliates.

(e)

Section 6.03(e) of the Seller Disclosure Schedules sets forth a list of the outstanding long-term equity incentive awards held by Employees under the Seller equity incentive plans as of the most recent practicable date prior to the date hereof. To the extent that any such Employee forfeits any portion of such long-term equity incentive awards in connection with the transactions contemplated by this Agreement as a result of becoming a Transferred Employee hereunder and ceasing to be employed within the affiliated group of Seller:

(i)

Seller shall provide any such Employee with a one-time cash award in an amount equal to the approximate intrinsic value as of the date of this Agreement of the unvested portion of any equity grants scheduled to vest in 2018 or 2019, other than performance RSU grants made on November 21, 2016 under the 2005 Long-Term Equity Incentive Plan to certain Employees. Such cash award shall be payable on or as soon as practicable after 180 days after the Closing Date; provided that such Employee remains employed by Seller and its Affiliates through Closing and by Buyer and its Affiliates through 180 days after the Closing Date; and

(ii)

Buyer shall establish a long-term (cash-based) incentive plan (the Buyer Incentive Plan) which shall provide cash retention awards in an amount equal to the approximate intrinsic value as of the date of this Agreement of the unvested portion of any equity grants scheduled to vest in 2020, 2021 and 2022. The vesting schedule of such retention awards under the Buyer Incentive Plan shall be consistent with the vesting schedule of the unvested equity awards to which they relate (so that such Employee must remain employed with Buyer or its Affiliates through such scheduled vesting date in order to be entitled to payment with respect to such award), and such cash retention awards shall otherwise be subject to the terms of the Buyer Incentive Plan. The Buyer Incentive Plan shall be separate from any Benefit Plan and Buyer is not assuming any equity awards of Seller and its Affiliates, any related Benefit Plan or any liabilities thereunder.

For purposes of this section, the “intrinsic value as of the date of this Agreement” shall mean (x) in the case of a restricted stock unit, the closing market value on such date of the number of shares of Seller underlying such restricted stock unit, and (y) in the case of a stock option, to the excess, if any, of the closing market value on such date of the number of shares of Seller underlying such stock option over the option price for such stock option. To the extent that, under the Transition Services Agreement, Buyer, any Buyer Affiliate or their payroll systems are to process or assist in processing, on Seller’s behalf or otherwise, any of the retention payments described in Section 6.03(e)(i), Seller shall, no later than 30 Business Days after Closing provide Buyer with a complete and accurate schedule of each such payment, specifying the amount payable to each such Employee, and no such accommodation shall result in a recharacterization of the ultimate responsibility for such payment as between Buyer and Seller.

(f)

Subject to the otherwise applicable provisions of this Section 6.03 and in addition to the requirements imposed by local Law, and to the extent administratively practicable, from and after a Transferred Employee’s Transfer Date, such Transferred Employee shall be eligible to participate in the plans or programs maintained, sponsored, adopted or contributed to by Buyer or its Affiliates (collectively, Buyer Benefit Plans) that provide medical, dental, vision care, life insurance, disability, vacation, tuition reimbursement, qualified transportation fringe benefits and other welfare benefits, on substantially the same basis as similarly situated employees of Buyer, subject to the applicable terms and conditions of such plans and policies in effect from time to time. With respect to any Buyer Benefit Plans for the benefit of any Transferred Employee, subject, and in addition, to the requirements imposed by local Law, effective as of the Closing, and to the extent administratively practicable and in accordance with the terms of the governing policy, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for all purposes, including for purposes of vesting, eligibility, accruals for vacation and severance programs, and determination of the level of benefits; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Subject, and in addition, to the requirements imposed by local Law, and to the extent administratively practicable and in accordance with the terms of the governing policy, Buyer shall, or shall cause its Affiliates to: (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of Buyer or any of its Affiliates to the extent such Transferred Employees were covered under a similar benefit plan of Seller or any of its Affiliates and (ii) credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such employee under any medical plan of Seller or any of its Affiliates prior his or her Transfer Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Buyer or any Affiliate of Buyer for such year.

(g)

Effective as of a Transferred Employee’s Transfer Date, such Transferred Employee shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to his or her Transfer Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the event giving rise to such benefits.

(h)

Buyer shall maintain, or cause one of its Affiliates to maintain, as of the Closing, a Buyer Benefit Plan that is qualified under Section 401(a) of the Code (a Qualified Benefit Plan) in which the Transferred Employees shall be eligible to participate where they participated in a similar Seller plan prior to the Transfer Date. Buyer shall permit each such Transferred Employee to effect a direct rollover (as described in Section 401(a)(31) of the Code) of all of any such Transferred Employee’s balance under any Benefit Plan that is a Qualified Benefit Plan (including after-Tax employee contributions and any outstanding loans), to Buyer’s Qualified Benefit Plan, subject to the terms and conditions of each such plan and provided that any direct rollover involving outstanding loans shall only be permitted pursuant to such procedures as Buyer may direct. Seller shall, or cause its Affiliate to, fully vest each Transferred Employee in his or her account under any defined contribution or other retirement plan maintained by Seller (or its Affiliate) as of the Closing Date. For the avoidance of doubt, this Section 6.03(h) does not apply to any Non-US Employees (including any Transferred Employee located in the UK).

(i)

Subject, and in addition, to the requirements imposed by local Law, Buyer agrees (i) to cause Buyer’s or its Affiliate’s flexible spending reimbursement account plan (Buyer’s Flex Plan) to accept a spin-off of the balance of the flexible spending reimbursement accounts from Seller’s flexible spending reimbursement account plan (Seller’s Cafeteria Plan), (ii) to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employee under Seller’s Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date, and (iii) on and after the Closing Date, to assume or cause its Affiliate to assumed, and be solely responsible for all claims for reimbursement by Transferred Employees under the flexible spending reimbursement accounts of Seller’s Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date. As soon as practicable following the Closing Date, Seller shall cause to be transferred from Seller’s Cafeteria Plan to Buyer’s Flex Plan the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts made prior to the Closing Date during the year in which the Closing Date occurs by Transferred Employees over the aggregate reimbursement payouts made prior to the Closing Date for such year from such accounts prior to the Closing Date to the Transferred Employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts made prior to the Closing Date during the year in which the Closing Date occurs made to Transferred Employees exceed the aggregate accumulated contributions to such accounts prior to the Closing Date for such year by the Transferred Employees, Buyer shall cause such excess to be transferred to Seller as soon as practicable following the date or dates that Buyer or its Affiliate collects such excess amounts from the applicable participants through Buyer’s or its Affiliate’s payroll processing procedures. On and after the Closing Date, Buyer shall, or shall cause its Affiliate to, assume and be solely responsible for all claims for reimbursement by Transferred Employees under the flexible spending reimbursement accounts of Seller’s Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date.

(j)

This Section 6.03 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.03. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.03 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

6.04 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. The Confidentiality Agreement shall automatically terminate immediately upon the consummation of the Closing without any further actions by the Parties.

6.05 Governmental Approvals and Consents.

(a)

Each of Buyer and Seller shall use its reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be, or become, necessary for its performance of its obligations pursuant to, and consummation of the transactions contemplated by, this Agreement (including the Required Regulatory Approvals), (ii) take all such actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, orders and approvals and (iii) avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer and Seller will cooperate in seeking promptly (and, in any event, no later than the Outside Date) to obtain all such authorizations, consents, orders and approvals; provided that, the Parties acknowledge and agree that, with respect to obtaining approvals under U.S. Antitrust Law, the term “reasonable best efforts” as used in this Section 6.05 shall not require either Party to propose, negotiate, commit to, effect or agree to any sale, divestiture, licensing or disposition of any assets, properties or businesses of such Party or any of its Affiliates for the purposes of obtaining any Required Regulatory Approval if such assets, properties or businesses are carried on under a trademark that is also used for the distribution, sale and marketing of products outside of the United States. Other than in respect of U.S. Antitrust Laws, in the event that a Governmental Authority requires, as a condition to the receipt of an applicable Required Regulatory Approval, any covenants, undertakings or other agreements or arrangements of, or by, a Party or any of its Affiliates, the Parties hereby expressly agree (unless they have otherwise agreed in writing) to, without reduction to the consideration to be paid to Seller under this Agreement and the other Transaction Documents: (A) amend this Agreement in order to effect the removal from the definition of Purchased Assets (and, to the extent applicable, Assumed Liabilities) all assets, properties or businesses that are within the jurisdiction of such Governmental Authority (and the abandonment of the transactions contemplated hereby and by the other Transaction Documents with respect thereto); (B) amend the other Transaction Documents to give effect to such removal (including by reducing the scope of the supply and license arrangements contemplated by the Transaction Documents in order to align such arrangements with the amendment contemplated by clause (A) above); and (C)

withdraw any and all filings from any such Governmental Authority previously made in accordance with Section 6.05(b), with the cumulative effect of clauses (A) though (C) of this Section 6.05(a) that such Governmental Authority no longer has jurisdiction over the transactions contemplated by the Transaction Documents. The foregoing agreement in this Section 6.05(a) is made solely to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including, to the extent amended as contemplated above) and is not intended to constitute an admission that such transactions, if consummated without any such amendment, would violate any Law (including any Antitrust Law).

(b)

In furtherance and not in limitation of the other provisions of this Section 6.05, Seller and Buyer each agrees to make or cause to be made an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable (and, in any event, within 10 Business Days after the date of this Agreement) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Furthermore, each of Buyer and Seller agrees to, as promptly as practicable after the date of this Agreement, or as otherwise required by Law, make any other filing that may be required with respect to the transactions contemplated by this Agreement under any other Antitrust Law or by any other Governmental Authority, including in connection with all Required Regulatory Approvals, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such filings. In respect of the transactions contemplated by this Agreement, (i) Buyer shall have responsibility for devising and implementing the strategy for obtaining clearance under the HSR Act; provided that Buyer shall consider and take into account the views of Seller when devising and implementing the strategy with respect to obtaining clearance under the HSR Act and (ii) Buyer and Seller shall jointly have responsibility for devising and implementing the strategy for obtaining all other Required Regulatory Approvals.

(c)

All filing fees required in connection with any filings with any Governmental Authority under any Antitrust Law, national security or other Law that may be asserted by any Governmental Authority shall be borne by Buyer, and each Party shall be responsible for any other payment of its own respective costs and expenses incurred by such Party (including attorneys’ fees and other legal fees and expenses) associated with the preparation of its portion of any such filings.

(d)

Each of Buyer and Seller shall keep the other Party apprised and on a reasonably timely basis of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the matters contemplated in this Section 6.05, comply with any such inquiry or request as promptly as practicable, promptly notify the other Party of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other

Party a reasonable opportunity to review in advance and provide any comments on any communication proposed to be made by such Party to any Governmental Authority and provide the other Party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand (and each Party shall give due consideration to any comments received from the other Party thereof); provided that materials may be redacted: (x) to remove information that is competitively sensitive; (y) so as not jeopardize any attorney-client, attorney work-product or other applicable privilege; or (z) so as not to contravene any Law. To the extent reasonably practicable, neither Party shall agree to participate in any meeting, or engage in any conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting or conversation. Neither Party shall, without the prior written consent of the other Party, extend, directly or indirectly, any waiting period under the HSR Act or any other Antitrust Law or enter into any Contract with a Governmental Authority to delay or not to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Subject to the Confidentiality Agreement and to Section 6.02, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or any other Antitrust Law.

(e)

Buyer shall not, and shall not permit any of its subsidiaries or Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or take any other action if the entering into of a definitive agreement relating to the consummation of such acquisition, merger, consolidation or other action could reasonably be expected to (i) impose any significant delay in the obtaining of or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) significantly delay or prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

6.06 Books and Records.

(a)	For a period of six years after the Closing, Buyer shall:

(i)	retain the Books and Records (including personnel files) relating to periods prior to the Closing; and

(ii)	upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)	For a period of six years after the Closing, Seller shall:

(i)	retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)	upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)

Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.06 where such access would violate any Law.

6.07 Efforts of Parties to Close; Further Assurances.

(a)

From the date hereof until the earlier of the termination of this Agreement pursuant to Section 8.01 and Closing, each of Buyer and Seller shall: (i) use reasonable best efforts to fulfill or obtain the fulfillment of the closing conditions set forth in Article VII as promptly as practicable, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; and (ii) not take any action that would reasonably be expected to prevent, materially impede or materially delay consummation of the transactions contemplated by this Agreement, or materially impair such Party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(b)

Each of Buyer and Seller shall (or, if appropriate, cause its applicable controlled Affiliates to), at the request of the other, at any time following the Closing Date, execute and deliver to the requesting Party such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including transferring any Purchased Asset or Assumed Liability that is discovered not to have been transferred at the Closing.

(c)

From and after the Closing, to the extent that Buyer or its Affiliates (on the one hand), or Seller or its Affiliates (on the other hand) receives payment of an account receivable or other payment from any Person that is owned by or owed to the other, or is in possession of any assets (including, in the case of Seller, any Purchased Asset, or in the case of Buyer, any Excluded Asset) as to which the other is entitled or to which the other is entitled to the benefit of, Buyer or Seller, as applicable, upon becoming aware of such fact, shall promptly remit such payment to the designated bank account of the owner of such receivable or payment or otherwise cause the transfer, assignment, conveyance and delivery of such asset to the other party or its designee, in each case without the payment of any consideration.

6.08 Public Announcements. Buyer and Seller shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (a) any such press release or public statement that is required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation, if such consultation is impracticable; (b) the first sentence of this Section 6.08 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement; (c) the first sentence of this Section 6.08 shall not apply in respect of any such content that has been previously consented to by the other Party, or otherwise exempted from this Section 6.08, to the extent replicated in substance in whole or in part in any subsequent press release or other public statement or announcement; and (d) the first sentence of this Section 6.08 shall not apply to any public statement regarding the transactions contemplated by this Agreement and the other Transaction Documents in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are consistent in all material respects with previous press releases, public disclosures or public statements made jointly by the Parties and otherwise in compliance with this Section 6.08 and do not reveal material nonpublic information regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

6.09 Guarantees and Commitments.

(a)

The Parties shall cooperate and use their respective reasonable best efforts to cause Buyer or one of its controlled Affiliates to be substituted for Seller and any of Seller’s Affiliates, and for Seller and any of Seller’s Affiliates to be released, effective as of the Closing, in respect of all obligations of Seller and any of Seller’s Affiliates under each of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations of such Persons related to any Purchased Asset (collectively, the Substituted Guarantees).

(b)

In the event that, as of the Closing, Buyer or one of its controlled Affiliates shall not have substituted itself for Seller and any of Seller’s Affiliates under, nor caused Seller and Seller’s Affiliates to be released from, any Substituted Guarantee: (i) the Parties shall continue to cooperate and use such respective reasonable best efforts to cause Buyer or one of its controlled Affiliates to be substituted for Seller and any of Seller’s Affiliates, and for Seller and any of Seller’s Affiliates to be released, in respect of all obligations of Seller and any of its respective Affiliates under any Substituted Guarantee; and (ii) Buyer shall indemnify and hold harmless Seller and Seller’s Affiliates against any Losses that Seller or any of Seller’s Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of such Substituted Guarantee.

6.10 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

6.11 Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the other Transaction Documents (including any real property transfer Tax and any other similar Tax, but excluding any Indirect Tax) (collectively, Transfer Taxes) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary). Buyer and Seller shall cooperate in good faith and take commercially reasonable steps to duly and properly prepare, execute and file any certificates or other documents that may reduce or eliminate any such Transfer Taxes. If either Party determines that any Transfer Taxes are required to be paid in connection with this Agreement or any of the other Transaction Documents, it will promptly inform the other Party of such determination.

6.12 Indirect Taxes. All amounts payable by Buyer or any of its Affiliates under or pursuant to this Agreement are exclusive of Indirect Taxes. If Seller (or any of its Affiliates) is obligated by applicable Law to collect, charge, remit or otherwise account to a Governmental Authority for any Indirect Tax with respect to any sale or supply for which any amount payable under or pursuant to this Agreement is consideration, Buyer shall in addition to any other consideration for that sale or supply, and within ten Business Days from receipt of a valid invoice, pay to Seller an amount equal to such Indirect Tax. This Agreement will not be construed as being an invoice for Indirect Taxes or similar purposes. If Buyer qualifies for an exemption from any such applicable Indirect Taxes, Buyer will deliver to Seller such certificates, elections, or other documentation required under applicable Law or the administration thereof to substantiate and effect the exemption claimed by Buyer. Buyer and Seller shall reasonably cooperate in duly and properly preparing, executing and filing any certificates or other documents that may reduce or eliminate any such Indirect Taxes. Buyer shall ensure that all Indirect Taxes which are not the responsibility of Seller or its Affiliates to collect, charge, remit or otherwise account for to a Governmental Authority under applicable Law are paid to the relevant Governmental Authority within any applicable time limits and shall indemnify Seller (and Seller’s Affiliates) in respect of any Losses occasioned by Black’s failure to do so. This Section 6.12 applies only to the transfer of the Business, the Transferred Assets and the Assumed Liabilities and payments under this Agreement (including, if applicable, the Buyer Termination Fee), and not to payments under any other Transaction Document other than this Agreement, the terms of which, in each case, will govern as to any Indirect Taxes.

6.13 Straddle Periods. Where it is necessary for purposes of this Agreement to allocate any Taxes with respect to a Straddle Period between the Pre-Closing Period and the remainder of the Straddle Period, (a) the amount of Property Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (b) the amount of Taxes (other than Property Taxes) allocable to the Pre-Closing Period shall be computed based on an interim closing of the books as if such taxable period ended as of the close of business on the Closing Date.

6.14 Litigation. Prior to the Closing, each Party shall promptly notify the other Party in writing of any litigation related to this Agreement or the other transactions contemplated by this Agreement or any other Transaction Document (including any litigation of the kind contemplated by Section 6.05) that is brought or threatened in writing against such Party or its Affiliates and shall keep the other Party reasonably informed on a current basis with respect to the status thereof.

6.15 Foreign Implementing Agreements. As promptly as reasonably practicable after the date hereof, Seller and Buyer shall cause the Foreign Implementing Agreements to be prepared by their respective applicable Affiliates in each jurisdiction in which Seller and Buyer agree that a Foreign Implementing Agreement is necessary or appropriate to consummate the transactions contemplated hereby. Seller and Buyer acknowledge and agree that the Foreign Implementing Agreements shall not expand or limit the rights and obligations of Seller and Buyer beyond those provided for in this Agreement, and that the Foreign Implementing Agreements shall not provide for any additional rights or obligations of Seller, Buyer or their respective applicable Affiliates that are not provided for in this Agreement. Seller and Buyer shall cooperate in the preparation of the Foreign Implementing Agreements and shall include such terms as necessary to comply with applicable Law of each applicable foreign jurisdiction. In the event of any conflict between the terms of the Foreign Implementing Agreements and this Agreement, Seller and Buyer acknowledge and agree that the terms of this Agreement shall control and that, if necessary, Seller and Buyer shall, and shall cause their respective Affiliates to, deliver such additional instruments as may be necessary to accomplish the foregoing.

6.16 Transition Services Agreement. Between the date of this Agreement and the Closing, Seller and Buyer shall negotiate in good faith and enter into a transition services agreement to be effective as of the Closing for the provision of the transition services by Seller (or its applicable Affiliate) to Buyer (or its applicable Affiliate) that are set forth on Annex B to this Agreement (and for the duration reflected therein), as such schedule may be modified or supplemented by Buyer (acting reasonably) with Seller’s approval, such approval not to be unreasonably withheld, prior to the Closing (to remove any transition service included therein as of the date hereof or to add such other services that were provided by Seller or its Affiliates to the Business prior to the Closing that Buyer desires to be provided by Seller (or its applicable Affiliate) to Buyer (or its applicable Affiliate) on a transitional basis after the Closing); provided that Seller may withhold such approval with respect to the addition of any services where such addition would be unduly burdensome to Seller or its Affiliates (taking into account cost, complexity, technological requirements and other factors) (the Transition Services Agreement), which Transition Services Agreement shall provide that such services shall be provided in substantially the same manner and at a cost equal to the costs incurred by Seller (or its applicable Affiliate) to provide such services (such costs to be based on Seller’s (or its applicable Affiliate’s) actual costs (which in the case of costs that are not readily identifiable shall be based on Seller’s reasonable, good faith estimates) to provide such services, including for employees (including retention charges, if any), third-party service providers and real estate), and shall contain such other terms, conditions and limitations of damages as is customary for an agreement of such type in a transaction of this size and nature. A cost estimate for such services is set forth on Annex C to this Agreement, which estimate the Parties acknowledge and agree is solely for illustrative purposes and is not binding.

Article VII

Conditions to Closing

7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or mutual waiver, at or prior to the Closing, of each of the following conditions:

(a)

(i) Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and (ii) Buyer and Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.01(a)(ii) of the Seller Disclosure Schedules (together with clause (i), the Required Regulatory Approvals) and no such consent, authorization, order and approval shall have been revoked; provided that the condition set forth in this Section 7.01(a)(ii) shall be satisfied where the relevant consent, authorization, order or approval from the Governmental Authority is deemed to have been given as a result of the expiration of any applicable waiting periods or the Governmental Authority declining jurisdiction over the transactions contemplated by this Agreement and the other Transaction Documents.

(b)

No Governmental Authority shall have enacted, issued, promulgated or entered any Governmental Order that continues to be in effect, which has the effect of making the transactions contemplated by this Agreement illegal or which otherwise prohibits consummation of such transactions, and no Proceeding initiated and maintained by a Governmental Authority shall be pending which seeks to prevent such transactions.

(c)

Successful completion of any consultation requirements under article 25 of the Dutch Works Council Act (Wet op de ondernemingsraden) in respect of the transactions contemplated hereunder vis-à-vis the competent works council in the Netherlands.

7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

(i) The Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) and (ii) the representations and warranties of Seller contained in Article IV (other than the Seller Fundamental Representations) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of such specified date), in each case, without giving effect to any qualifications therein as to “material” or “Material Adverse Effect”, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)

Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)	Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)

Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the Seller Closing Certificate).

(e)	Since the date of this Agreement no Effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

(i) The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) and (ii) the representations and warranties of Buyer contained in Article V (other than the Buyer Fundamental Representations) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct would not have a materially adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)

Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)	Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)

Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the Buyer Closing Certificate).

Article VIII

Termination

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)	by either Seller or Buyer, by written notice to the other Party in the event that:

(i)

the Closing shall have not occurred by the Business Day first falling six months after the date hereof (such date, as it may be extended pursuant to this Section 8.01(b), the Outside Date); provided that, if on the Business Day first falling six months after the date hereof, all conditions to the Closing have been satisfied or waived (other than the conditions set forth in Section 7.01(a) and other than such conditions which by their nature are to be satisfied at Closing), then either Seller or Buyer may by written notice to the other Party, extend the Outside Date to the Business Day first falling twelve months after the date hereof); and provided further that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party whose failure to perform any of its material covenants or obligations under this Agreement (it being acknowledged, without limiting any other covenant or obligation set forth herein, that the covenants and obligations set forth under Section 6.05 shall be material covenants and obligations hereunder) has been the cause of, or resulted in, the failure of the Closing to occur by such time;

(ii)	there shall be any Law that makes consummation of the transactions contemplated by this Agreement or the other Transaction Documents illegal or otherwise prohibited; or

(iii)

any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; provided that that a Party shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) if the failure by such Party or of any of its Affiliates to perform any of its material covenants or obligation under this Agreement has been the cause of, or has resulted in, such Governmental Order.

(c)

by Buyer, by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that, individually or in the aggregate, would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.02 and such breach, inaccuracy or failure has not been, or by its nature cannot be, cured by Seller within 40 days after written notice thereof has been provided by Buyer to Seller; or

(d)

by Seller, by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that, individually or in the aggregate, would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.03 and such breach, inaccuracy or failure has not been, or by its nature cannot be, cured by Buyer within 40 days after written notice thereof has been provided by Seller to Buyer.

8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and of no further force and effect and there shall be no liability on the part of any Party except (a) this Article VIII, Section 6.04 and Article X shall survive termination of this Agreement and (b) that nothing herein shall relieve any Party from liability for any intentional breach of any provision hereof or for actual fraud (for which all applicable legal and equitable remedies shall remain available).

8.03 Buyer Termination Fee. If this Agreement is terminated (a) (x) by Buyer or Seller pursuant to Section 8.01(b)(i) or (y) by Buyer pursuant to any other Section and at such time, Seller had the right to terminate this Agreement pursuant to Section 8.01(b)(i) and, in the case of clauses (x) and (y), as of the time of such termination, one or more of the conditions to Closing set forth in Section 7.01(a)(i) or 7.01(b) (solely to the extent such Governmental Order relates to a U.S. Antitrust Law and was imposed by a Governmental Authority with jurisdiction over the enforcement of U.S. Antitrust Laws) shall not have been satisfied, or (b) by Buyer or Seller pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) (in each case, solely to the extent the right to terminate this Agreement results from a Law or Governmental Order, as applicable, imposed by a Governmental Authority with jurisdiction over the enforcement of U.S. Antitrust Laws and relates to a U.S. Antitrust Law), and in the case of clauses (a) and (b), as of the time of such termination, (i) all of the other conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing; provided that such conditions were then capable of being satisfied if the Closing had taken place) and (ii) Seller is not in breach in any material respect of its obligations under this Agreement in any manner that shall have resulted in the failure of the conditions to Closing referred to in clause (a) above or the imposition of the Law or Governmental Order referred to in clause (b) above, then Buyer shall cause an Affiliate of Buyer that is United States person within the meaning of Section 7701 of the Code for the purposes of Section 250 of the Code (a U.S. Person) to pay to Seller the Buyer Termination Fee in immediately available funds within two Business Days of such termination. Each of the Parties hereto acknowledges that the Buyer Termination Fee is not intended to be a penalty, but rather shall constitute liquidated damages in a reasonable amount compensating Seller in the circumstances in which such Buyer Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Buyer acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated hereby, and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Buyer fails to cause the payment in a timely manner of any amount due pursuant to Section 8.03, then (A) Buyer shall cause an Affiliate that is a U.S. Person to reimburse Seller for all costs and expenses (including disbursements and reasonable fees of counsel) incurred by Seller in the collection of such overdue amount, including in connection with any related claims, actions or Proceedings commenced by Seller, and (B) Buyer shall cause an Affiliate that is a U.S. Person to pay to Seller interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum. Seller’s right to receive payment from Buyer of the Buyer Termination Fee pursuant to this Section 8.03, under circumstances in which such fee is payable in accordance with this Agreement, shall constitute the sole and exclusive remedy of Seller against Buyer and any of its former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the Purchaser Related Parties), and, upon payment of such amount, none of the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise).

Article IX

Survival; Indemnification

9.01 Survival. The representations and warranties set forth in this Agreement and the covenants of the Parties set forth in this Agreement that contemplate performance prior to Closing shall terminate on the Closing Date; provided that: (a) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive indefinitely, and (b) (i) the representations and warranties of Seller set forth in Section 4.03(a)(ii), Section 4.03(a)(iii), Section 4.03(b), Section 4.04, and Section 4.07 (collectively, the

Seller Additional Surviving Representations) and (ii) Section 5.03(a)(ii), Section 5.03(a)(iii) and Section 5.03(b) (collectively, the Buyer Additional Surviving Representations) shall survive until the Business Day first falling 18 months after the Closing Date. No claim (whether for indemnification or otherwise) may be made with respect to any breach of or inaccuracy in any representation or warranty or covenant of Seller or Buyer set forth in this Agreement that terminates on the Closing Date in accordance with the immediately preceding sentence, and no claim (whether for indemnification or otherwise) may be made with respect to any breach of or inaccuracy in any representation or warranty of Seller or Buyer set forth in this Agreement that survives the Closing Date in accordance with the immediately preceding sentence, unless written notice of such claim pursuant to Section 9.04 is given to the Indemnifying Party within the applicable survival period specified in the immediately preceding sentence, in which case the survival period with respect to such representation or warranty shall be extended until such claim is finally and fully resolved; provided that, if such notice is given, any Proceeding brought with respect thereto shall be initiated no later than six months following the expiration of such survival period, after which time period the right to bring or maintain such claim shall terminate. All covenants and agreements of the Parties set forth in this Agreement which contemplate performance following Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

9.02 Indemnification by Seller. From and after the Closing Date, Seller shall save, defend, indemnify and hold harmless Buyer, its Affiliates and each of its and their respective Affiliates, Representatives, successors and assigns (collectively, the Buyer Indemnified Parties) from and against, and pay the amount of, any and all Losses as paid, incurred or suffered by any of the Buyer Indemnified Parties in connection with, arising from or relating to (a) any breach or inaccuracy as of the date of this Agreement or as of the Closing Date (as though made on and as of the Closing Date) of any Seller Fundamental Representation, (b) any breach or inaccuracy as of the date of this Agreement or as of the Closing Date (as though made on and as of the Closing Date) of any Seller Additional Surviving Representation, (c) any breach of or failure by Seller or its applicable Affiliates to timely perform any agreement or covenant of Seller or its applicable Affiliates set forth in this Agreement that survives the Closing Date in accordance with Section 9.01 or (d) any Excluded Liability.

9.03 Indemnification by Buyer. From and after the Closing Date, Buyer shall save, defend, indemnify and hold harmless Seller, its Affiliates and each of its and their respective Affiliates, Representatives, successors and assigns (collectively, the Seller Indemnified Parties) from and against, and pay the amount of, any and all Losses as paid, incurred or suffered by any of the Seller Indemnified Parties in connection with, arising from or relating to (a) any breach or inaccuracy as of the date of this Agreement or as of the Closing Date (as though made on and as of the Closing Date) of any Buyer Fundamental Representation, (b) any breach or inaccuracy as of the date of this Agreement or as of the Closing Date (as though made on and as of the Closing Date) of any Buyer Additional Surviving Representation, (c) any breach of or failure by Buyer or its applicable Affiliates to timely perform any agreement or covenant of Buyer or its applicable Affiliates set forth in this Agreement that survives the Closing Date in accordance with Section 9.01, (d) any Assumed Liability or (e) any Taxes of Buyer or its Affiliates that are not Excluded Taxes.

9.04 Indemnification Procedures. For purposes of this Agreement, any party making a claim for indemnification under this Article IX shall be referred to as the Indemnified Party and the party or parties against whom such claim is asserted under this Article IX shall be referred to as the Indemnifying Party. All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

(a)

the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the Parties or their Affiliates that could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (any such claim, demand or Proceeding, a Third Party Claim) or (ii) any Indemnified Party shall have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim (any such claim, a Direct Claim), the Indemnified Party shall promptly after becoming aware of such Third Party Claim or Direct Claim deliver to the Indemnifying Party a written notice specifying in reasonable detail the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof, which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim together with reasonably supporting documentation for such Third Party Claim or Direct Claim (each, a Claim Notice); provided that that the failure of the Indemnified Party to promptly deliver a Claim Notice shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent (and only to the extent) that the Indemnifying Party is prejudiced as a result of such failure.

(b)

In the event of a Third Party Claim, the Indemnifying Party shall be entitled within 30 days after the Indemnifying Party’s receipt of a Claim Notice with respect to such Third Party Claim to assume the control and defense of such claim and appoint counsel of the Indemnifying Party’s choice at the sole cost and expense of the Indemnifying Party to represent the Indemnified Party in connection with such Third Party Claim, in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party; provided that (i) such counsel shall be reasonably acceptable to the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. Absent such a conflict, if and to the extent reasonably requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in contesting any Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnified Party shall at all times have the right to participate fully in the defense of any Third Party Claim at its own expense directly or through counsel; provided that the control of such defense shall remain with the Indemnifying Party if it is entitled to control such defense in accordance with this Section 9.04. The Indemnifying Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party unless (x) the Indemnified Party receives an unqualified release from all liability from the claimant in connection with such Third Party Claim and (y) such settlement or compromise (i) does not restrict the business of the Indemnified Party or any of its Affiliates, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party or any of its Affiliates and (iii) only involves liabilities that will be fully paid and discharged by the Indemnifying Party.

9.05 Insurance. Notwithstanding anything herein to the contrary, Losses shall be net of any third-party insurance or other third-party recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification. The Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all third-party insurance and third-party indemnity provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder.

9.06 Calculation of Losses.

(a)

In determining the amount of any Losses for purposes of Section 9.02(a), 9.02(b), 9.03(a) or 9.03(b), no effect shall be given to any qualification in any relevant representation or warranty consisting of the terms “material,” “materiality” or “Material Adverse Effect”; provided that the full effect shall be given to all such qualifications for purposes of determining the existence of a breach of any representation or warranty.

(b)

For purposes of the representations and warranties set forth in Section 4.04(a) and Section 4.04(b), in determining the amount of any Losses for purposes of Sections 9.02(b), such Losses shall be calculated on a net basis, taking into account breaches of such representations and warranties that give rise to Losses as well as breaches of such representations and warranties that accrue to the benefit of Buyer.

9.07 Exceptions and Limitations on Indemnification. Notwithstanding any provision herein to the contrary:

(a)

no Indemnifying Party shall, on account of any indemnification obligations set forth herein, be liable for any punitive damages (except to the extent actually awarded with respect to a Third Party Claim indemnifiable pursuant to this Article IX);

(b)

no Indemnifying Party shall be liable to save, defend, indemnify or hold harmless any Indemnified Party pursuant to Section 9.02(b) (other than Losses arising pursuant to any breach or inaccuracy of the representations and warranties of Seller set forth in Section 4.04(b), to which this Section 9.07(b) shall not apply) or

Section 9.03(b), as applicable, unless and until: (i) the amount of Losses in respect of such claim, or series of related claims, exceeds $250,000; and (ii) the aggregate amount of all Losses for which the Indemnifying Party would be liable under this Article IX in respect of all such claims, or series of related claims, exceeds $50,000,000 and then the Indemnifying Party shall be required to indemnify the Indemnified Party only for the amounts in excess of such threshold; and

(c)

an Indemnifying Party’s maximum aggregate liability pursuant to this Article IX shall not exceed: (i) $7,150,000,000 with respect to (A) any breach or inaccuracy of any Seller Fundamental Representation, (B) any breach or inaccuracy of any Buyer Fundamental Representation, (C) any indemnifiable breach of or failure by Seller or its applicable Affiliates to timely perform any agreement or covenant of Seller or its applicable Affiliates set forth in this Agreement and (D) any indemnifiable breach of or failure by Buyer or its applicable Affiliates to timely perform any agreement or covenant of Buyer or its applicable Affiliates set forth in this Agreement; and (ii) $715,000,000 with respect to (A) any breach or inaccuracy of a Buyer Additional Surviving Representation or (B) any breach or inaccuracy of a Seller Additional Surviving Representation.

9.08 Tax Treatment of Indemnity Payments. To the extent permitted by Law, Buyer and Seller agree to treat any payment made under this Article IX as an adjustment to the Purchase Price for all Tax purposes.

9.09 Sole and Exclusive Remedy. The sole and exclusive remedies of the Parties for Losses based upon or resulting from breaches of representations and warranties shall be strictly limited to those contained in this Article IX; provided that (a) the foregoing limitation shall not apply to remedies that may be available with respect to claims for actual fraud (which the Parties agree shall occur where a Party has a cause of action for fraud that requires as an element an intent to deceive or scienter of the fraudulent nature of the representation and warranty, but not any type of fraud cause of action based solely on negligence, recklessness or similar negligence- or recklessness-type constructive fraud as the intent or scienter standard) nor shall the survival periods set forth in Section 9.01, or the termination or expiration of any representation or warranty set forth in this Agreement in accordance with Section 9.01, apply to, limit or preclude such claims and (b) this Section 9.09 shall not (i) operate to interfere with or impede the operation of the provisions of Section 2.10 or (ii) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).

Article X

Miscellaneous

10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, from and after the Closing, in the event of any proceeding relating to this Agreement, if a court of competent jurisdiction determines (in a judgment not subject to further appeal or for which the time for appeal has expired), that a Party has breached this Agreement, then such breaching Party shall be liable for and pay the reasonable legal fees of the other Party incurred in connection with such proceeding, including any appeal therefrom.

10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Starbucks Corporation Attention: vice president, general counsel and secretary Address: 2401 Utah Avenue South Seattle, Washington 98134 Facsimile: +1 (206) 318-7793

with a copy to:	Freshfields Bruckhaus Deringer Attention: Matthew F. Herman Address: 601 Lexington Avenue New York, NY 10022 United States Email: matthew.herman@freshfields.com Facsimile: +1 (212) 277 4001

If to Buyer:	Nestlé S.A. Attention: Head of Acquisitions and Business Development Address: Avenue Nestlé 55 1800 Vevey Switzerland Facsimile: +41-21-926-2020

with copies to:	Nestlé S.A. Attention: Chief Legal Officer Address: Avenue Nestlé 55 1800 Vevey Switzerland Facsimile: +41-21-924-4567

and:	Mayer Brown LLP Attention: David A. Carpenter Address: 1221 Avenue of the Americas New York, NY 10020 Facsimile: +1 (212) 849 5795 E-mail: dacarpenter@mayerbrown.com

10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”; (e) words (including capitalized terms defined herein) in the singular shall be deemed to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be deemed to include the other gender as the context requires. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Seller Disclosure Schedules and Exhibits mean the Articles and Sections of, and Seller Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The Parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption of burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement. The Seller Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement or the rights of the Parties.

10.05 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as otherwise expressly set forth herein, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that either Party may assign its rights and obligations under this Agreement, in whole or in part, to any of its direct or indirect wholly owned Affiliates; provided further, that, Buyer shall not assign this Agreement or any of its rights and obligations hereunder or under the MSDLA, Initial Supply and Distribution Agreements or Initial Trademark License Agreements relating to any territory other than the United States to any Affiliate that is a U.S. Person. Any purported assignment without such prior written consent shall be void. No assignment shall relieve the assigning Party of any of its obligations hereunder.

10.08 No Third-Party Beneficiaries. Except as set forth in Article IX, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of Delaware.

(b)

All Proceedings relating to or arising out of this Agreement (including any Proceeding to enforce the terms hereof) shall be litigated in and only in the Court of Chancery of the State of Delaware exclusive of any other court; provided that if the Court of Chancery does not have subject matter jurisdiction over any such dispute or aspect thereof, it shall be litigated in the Superior Court of the State of Delaware or, if there is jurisdiction and proper venue, the United States District Court for the District of Delaware, unless those Courts decline to exercise jurisdiction. Each Party hereby irrevocably submits to the jurisdiction of the aforementioned courts in respect of any Proceeding, and, to the fullest extent permitted by Law, waives any objection which it may have at any time to the laying of venue of any such Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over it; provided that such submission to jurisdiction is solely for the purpose referred to in this Section 10.10 and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

(d)

Buyer hereby irrevocably designates The Corporation Trust Company (in such capacity, the Buyer Process Agent), with its office at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any Proceedings with respect to this Agreement or any other agreement executed in connection with this Agreement, and such service shall be deemed complete upon delivery thereof to the Buyer Process Agent. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable law.

10.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the proof of actual damages or posting any bond or any other security, in addition to any other remedy to which they are entitled at Law or in equity. Each Party hereto acknowledges that prior to the Closing, the other Party will have the right to specifically enforce such first Party’s obligations to consummate the transactions contemplated by this Agreement on the terms and pursuant to the conditions hereof.

10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic delivery or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STARBUCKS CORPORATION

By:	/s/ Kevin Johnson
Name: Kevin Johnson
Title: president and chief executive officer

NESTLÉ S.A.

By:	/s/ Ulf Mark Schneider
Name: Ulf Mark Schneider
Title: Chief Executive Officer

[Signature page to Transaction Agreement]